Exhibit 10.10

TRANSITION &
DIRECTOR AND ADVISOR SERVICES AGREEMENT
This Transition & Director and Advisor Services Agreement (this “Agreement”) is effective December 1, 2023 (the “Effective Date”), by and between MICHAEL TATTERSFIELD (“Executive”), KRISPY KREME, INC., a Delaware corporation (the “Company”), and KRISPY KREME DOUGHNUT CORPORATION, a North Carolina corporation (“KKDC”) (collectively, the “Parties”).
WHEREAS, Executive currently serves as the President and Chief Executive Officer of the Company and of KKDC, pursuant to that certain Employment Agreement between Executive and KKDC, dated as of December 7, 2016 (the “Employment Agreement”) and as a member of the Board (as defined below);
WHEREAS, Executive has notified the Board of Directors of the Company (the “Board”) that he will step down as the President and Chief Executive Officer of the Company and of KKDC as of December 31, 2023, and Executive’s employment with the Company and each of its Subsidiaries (as defined herein) will therefore end, effective as of December 31, 2023; and
WHEREAS, the Company desires to engage Executive as (i) a non-executive member of the Board of Directors of the Company (the “Board”), and (ii) a Company ambassador and a senior advisor to the successor President and Chief Executive Officer of the Company and KKDC (the “Successor CEO”), in each case, beginning January 1, 2024.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.Resignation of Employment.
(a)The Parties hereby acknowledge and agree that Executive will resign as President and Chief Executive Officer of the Company and of KKDC and all positions as director, trustee, officer, employee or service provider with the Company and its Subsidiaries, as may be applicable, except as otherwise provided herein, effective as of the close of business on December 31, 2023 (the “Transition Date”). Executive agrees to (i) sign any documentation as reasonably requested by the Company and/or any of its Subsidiaries to effect or facilitate such resignations, and (ii) not represent himself as being the President and Chief Executive Officer of the Company or KKDC or an officer, executive, employee or authorized agent of the Company or any of its Subsidiaries following the Transition Date. Further, Executive acknowledges and agrees that he will have no authority to act on behalf of the Company or any of its Subsidiaries following the Transition Date, other than the authority to act on behalf of the Company in his capacity as a member of the Board during the Director Term (as defined herein) in connection with actions taken by the Board and as a Company ambassador during the Advisor Term (as defined herein) in connection with Executive’s provision of the Advisor Services (as defined herein). Prior to the Transition Date, Executive’s employment may not be terminated by the Company or any of its Subsidiaries except for Cause (as defined in the Employment Agreement) and in accordance with any process set forth in the Employment Agreement.

(b)Transition Period; Accrued Obligations. From the Effective Date through the Transition Date (the “Transition Period”), Executive shall continue to perform services diligently and in good faith in accordance with the Employment Agreement. During the Transition Period, Executive shall continue to receive base salary and be provided with employee benefits, in amounts or levels of coverage, as applicable, not less than in effect as of immediately prior to the Effective Date, and otherwise in accordance with the Employment Agreement. In connection with Executive’s resignation hereunder, Executive shall be entitled to receive any base salary payable to the Executive accrued up to and including the Transition Date, less required statutory withholdings and deductions, payable in accordance with the regular payroll practices of the Company, and any employee benefits required to be provided upon such event by the terms of applicable benefit plans or by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any analogous provisions of state or local law. Further, provided that Executive remains employed through December 31, 2023, Executive shall be entitled to receive payment of any annual bonus earned for the 2023 bonus year, payable at the time such bonus would have otherwise been paid in accordance with Section 2.2 of the Employment Agreement.
(c)Insomnia Support; Insomnia Matching REU Award.
(i)Insomnia Support. During the Transition Period and during the Advisor Term, Executive shall continue to provide strategic support to Insomnia Cookies Holdings, LLC, as may be requested by the Company (the “Insomnia Support Services”).
(ii)Insomnia Matching REU Award. As soon as practicable following the Effective Date (and in any event within 30 days following the Effective Date), Executive shall be granted an award under the Insomnia Cookies Holdings, LLC Executive Ownership Plan (the “Insomnia Equity Plan”), attached hereto as Exhibit II, of 15,699 Restricted Equity Units (as defined in the Insomnia Equity Plan) (“REUs”) (the “Insomnia Matching REU Award”), subject to the prior approval of the Committee (as defined in the Insomnia Equity Plan), pursuant to an award agreement under the Insomnia Equity Plan in substantially the form attached hereto as Exhibit III. Subject to Section 5 of this Agreement, the terms of the Insomnia Equity Plan, and the agreement(s) or other instrument(s) or document(s) evidencing the Insomnia Matching REU Award, the Insomnia Matching REU Award will vest as follows: 60% of the Insomnia Matching REU Award will vest on the third (3rd) anniversary of the date the Insomnia Matching REU Award is granted (the “Grant Date”), 20% of the Insomnia Matching REU Award will vest on the fourth (4th) anniversary of the Grant Date, and 20% of the Insomnia Matching REU Award will vest on the fifth (5th) anniversary of the Grant Date; provided, that in the event that, prior to the vesting date, Insomnia Cookies Holdings, LLC (“Insomnia”) undergoes a Change of Control (as defined in the Insomnia Equity Plan) or the Class A Units (as defined in the Insomnia Equity Plan) become Publicly Traded (as defined in the Insomnia Equity Plan), then as of the consummation date of such Change in Control or Underwritten Offering (as defined in the Insomnia Equity Plan), 100% of the Insomnia Matching REU Award shall accelerate and become fully vested.
(d)General Release. In consideration for and as a condition to receipt of the rights and monetary and non-monetary benefits and incentives set forth in Section 1(c) of this Agreement, the Executive agrees to execute and deliver the release of claims in the form attached hereto as Exhibit I (the “General Release”) within twenty-one (21) days following the Effective Date and to not subsequently revoke the General Release within seven (7) days thereafter. Executive acknowledges and agrees that the value of such benefits and incentives is greater than the value of any other payments or benefits to which Executive otherwise might be entitled in connection with his cessation of employment with the Company and KKDC.

2.Director Services and Fees.
(a)Director Term. Subject to Executive fulfilling his obligations set forth in this Agreement and provided that Executive remains employed by the Company through the Transition Date, then effective as of January 1, 2024 (the “Director Start Date”), Executive will serve as a non-employee director of the Board until the earliest of (i) the Executive’s death, (ii) the Executive’s removal from the Board by the majority stockholders of the Company with or without Cause (as defined herein), (iii) the resignation by the Executive from the Board for any reason, or (iv) Executive’s service on the Board ends as a result of the Company failing to nominate the Executive for appointment or re-appointment (the period from the Director Start Date through such date, the “Director Term”), provided, that Executive will be provided written notice of any alleged event of Cause and not less than thirty (30) days to cure, if curable.

(b)Services. During the Director Term, Executive’s duties, responsibilities and obligations as a member of the Board will be governed by applicable laws, the Company’s Code of Conduct, applicable corporate governance guidelines, Board committee charters and other procedures and policies of the Company, as such documents may be adopted or modified by the Company from time to time. Further, during the Director Term, Executive will be expected to attend meetings of the Board in person or virtually on the same basis as other directors and perform tasks generally performed by a member of the board of directors of a company of a similar size as the Company and its Subsidiaries.
(c)Indemnification and D&O Insurance. Executive will be provided with indemnification and D&O insurance coverage for service during the Director Term in the same manner as may be applicable to other members of the Board.
(d)Administrative Support. During the Director Term, the Company will provide Executive with administrative support as reasonably necessary to perform Executive’s duties as a non-employee director of the Board (including coordinating travel arrangements and scheduling Board meetings), on the same basis and to the same extent as such support is provided to other non-employee members of the Board pursuant to the applicable policies of the Company and its Subsidiaries.

(e)Consideration for Director Services.
(i)Director Fees. During the Director Term, the Company or one of its Subsidiaries will pay Executive an annual director fee for services as a member of the Board on the same basis as other non-employee directors (currently $60,000 per year) (the “Annual Director Fee”), which will be paid in accordance with Company policy (which currently provides for payment in quarterly installments in arrears).
(ii)Annual Long-Term Incentive Awards. During the Director Term, Executive will receive annual long-term incentive awards, in the amount, form, with such terms, and at such time as such awards are granted to other non-employee directors (currently $100,000 in RSUs per year) (the “Annual LTI Award”). The Executive’s initial Annual LTI Award will be issued in 2024 at the same time that annual long-term incentive awards are granted to other non- employee directors (currently in March or April).
(f)Exclusivity of Benefits. Except as expressly provided in this Agreement, the Company and its Subsidiaries will have no further obligations to Executive upon termination of the Director Term and Executive’s services as a director hereunder, other than as provided under the policies of the Company and its Subsidiaries then in-effect that are applicable to all non- employee directors generally.
(g)Release Re-Execution. In consideration for and as a condition to receipt of the rights and monetary and non-monetary benefits and incentives set forth in Sections 2, 3 and 5 of the Transition Agreement, as applicable, the Executive agrees to re-execute and deliver the release of claims in the form attached hereto as Exhibit I (the “General Release”) within twenty- one (21) days following the Transition Date and to not subsequently revoke the General Release within seven (7) days thereafter.
3.Advisor Services.
(a)Advisor Term. Subject to Executive fulfilling his obligations set forth in this Agreement and provided that Executive remains employed by the Company through the Transition Date, then effective as of January 1, 2024 (the “Advisor Start Date”), Executive will serve as a Krispy Kreme Ambassador and as a non-employee senior advisor to the Successor CEO until the earliest of (i) June 30, 2026, (ii) the Executive’s death, (iii) the Executive’s termination by the Company with or without Cause (as defined herein), or (iv) the resignation by the Executive for any reason (the period from the Advisor Start Date through such date, the “Advisor Term”); provided, that the Company shall be required to give Executive at least 180 days’ prior notice of a termination without Cause (excluding a termination due to Executive’s death or Disability (as defined in the Company’s 2021 Omnibus Incentive Plan) occurring prior to June 30, 2026, and provided further, that Executive will be provided notice of any alleged event of Cause and not less than thirty (30) days to cure, if curable. Subject to the other provisions of this Agreement and the provisions of any other restrictive covenants by which the Executive may be bound, the Executive shall be permitted to provide services as a director, employee, consultant or otherwise to other entities during the Advisor Term.
(b)Services. During the Advisor Term, the Executive shall (i) provide any support reasonably requested to transition his duties to the Successor CEO, (ii) provide to the

Company and its Subsidiaries such advisory services as are reasonably requested by the Successor CEO, (iii) attend such community and charity events and functions on behalf of the Company as are designated by the Executive and approved in advance by the Successor CEO, and (iv) facilitate in-kind donations to be made to community and charitable organizations on the Company’s behalf, not to exceed $20,000 in value in the aggregate in any calendar year (provided that any such donations exceeding $2,000 in value per individual location/event must be approved in advance by the Successor CEO, which such approval shall not be unreasonably withheld) (clauses (i)-(iv), collectively the “Advisor Services”). During the Advisor Term, the Executive agrees to be reasonably available to provide the Advisor Services to the Company (on an as-needed basis as determined by the Company in good faith). The specific days and hours during which the Executive will perform the requested Advisor Services will be determined by the Executive, subject to reasonable alteration dependent on the business needs of the Company, and the Executive agrees to use the Executive’s reasonable efforts to be available when requested by the Successor CEO, subject to the Executive’s other professional and personal commitments. The Executive hereby represents and warrants that the Executive shall (1) act honestly and in good faith and in the best interests of the Company and its Subsidiaries at all times while providing the Advisor Services; (2) use professional care, diligence and skill and endeavor to provide and complete the Advisor Services to the reasonable satisfaction of the Company; (3) comply with all applicable laws, regulations, rules, codes, orders and standards imposed by applicable federal, state, provincial, or local government authorities with respect to the provision of any Advisor Services; and (4) not subcontract the provision of any Advisor Services to any third party without receiving prior written consent from the Successor CEO.

(c)Advisor Fees. During the Advisor Term, the Company or one of its Subsidiaries will pay Executive a consulting fee at a rate of $50,000 per month for providing the Advisor Services (the “Advisor Fees”). The Advisor Fees shall cease on termination of the Advisor Term, provided that the Advisor Fees shall be prorated for the month in which the Advisor Term terminates.
(d)Location. During the Advisor Term, Executive will be permitted to perform his services remotely, so long as such remote work does not materially interfere with the performance of Executive’s duties hereunder; provided, that during the Advisor Term, Executive may be required to travel for business reasons as reasonably required by the Company. In connection with any business travel specifically requested by the Successor CEO, the Company will reimburse Executive for the costs and expenses of such travel on the same basis and to the same extent that travel expenses of non-employee members of the Board are reimbursed.
(e)Administrative Support. During the portion of the Advisor Term from January 1, 2024 until April 1, 2024, the Company will provide Executive with administrative support as reasonably necessary to perform the Advisor Services, pursuant to Company policy; provided, that such administrative support shall be limited to coordinating travel arrangements and scheduling Board meetings and events directly related to Executive’s provision of the Advisor Services, transitioning any administrative support provided to Executive as of the Effective Date in connection with his service as the President and Chief Executive Officer of the Company and of KKDC, and any other administrative support approved in advance by the Successor CEO.

(f)Company Email Address. During the Advisor Term, Executive shall have the ability to continue to access and use Executive’s Company email address (mjtattersfield@krispykreme.com); provided, that during such period, Executive agrees and covenants (i) to comply with all security policies and procedures of the Company and its Subsidiaries as in force from time to time, including without limitation, those regarding monitoring, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other Company IT resources and communication technologies (collectively, “Information Technology Resources”); and (ii) not to access or use any Information Technology Resources except as authorized by the Company.

(g)Notification. Executive hereby acknowledges and agrees that, during the Advisor Term, the Executive shall promptly notify the Successor CEO upon the Executive’s acceptance of any offer (i) to become a director of a for-profit entity, (ii) for part-time employment or service at another entity, or (iii) to become a full-time employee or similar capacity at another entity, in each case, to the extent such entity could be considered to engage in Company Business (as defined below).
(h)Exclusivity of Benefits. Except as expressly provided in this Agreement, the Company and its Subsidiaries will have no further obligations to Executive upon termination of the Advisor Term and the Advisor Services hereunder, other than payment of any Advisor Fees payable through the date of termination.
4.Status as an Independent Contractor.
(a)The Parties understand and acknowledge that, as of January 1, 2024, the Executive’s relationship with the Company and its Subsidiaries shall be that of an independent contractor and nothing in this Agreement creates a partnership, joint venture or any employer- employee relationship between the Executive on the one hand and the Company or any of its Subsidiaries on the other hand. Subject only to such specific limitations as are contained in this Agreement, during the Director Term and the Advisory Term, neither the Company nor any of its Subsidiaries shall have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by the Executive to perform the Director Services or Advisor Services, as applicable, under this Agreement.
(b)The Executive shall be issued a tax form 1099 by the Company for each applicable calendar year which reflects the amount of any taxable payments received by the Executive in respect of the Director Services and the Advisor Services for such calendar year. The Executive will be responsible for the payment of all taxes relating to compensation received under Sections 2 and 3 of this Agreement (including, without limitation, income taxes, social security contributions, and similar obligations), and the Company shall not be obligated to withhold any such amounts from the Executive’s compensation or pay any such taxes for or on the Executive’s behalf. The Company shall not make any social security, workers’ compensation or unemployment insurance payments on the Executive’s behalf.

(c)The Parties understand and acknowledge that, following the Transition Date, the Executive will not be considered an employee of the Company or any of its Subsidiaries and, except as provided in Section 1(b) of this Agreement, will not be entitled to participate in any of the employee benefit plans, programs, policies or arrangements maintained by the Company or any of its Subsidiaries (the “Company Group Benefit Plans”) (and if, for any reason, any government agency, court, or other entity determines that the Executive is entitled to participate in any Company Group Benefit Plan for any portion of the period during which the Executive is providing Director Services or Advisor Services to the Company, then the Executive hereby waives his right to receive any benefits under such Company Group Benefit Plan (except as provided in Section 1(b) of this Agreement).
5.Treatment of Equity.
(a)Restricted Stock Units (“RSUs”), Performance-Based Vesting RSUs, and Options. Equity awards granted to the Executive under the Company’s 2021 Omnibus Incentive Plan, the Krispy Kreme Holdings, Inc. Long-Term Incentive Plan, the Krispy Kreme Holdings, Inc. Executive Ownership Plan, the Insomnia Equity Plan, and the Insomnia Cookies Holdings, LLC Long-Term Incentive Plan (each, an “Equity Plan,” and collectively, the “Equity Plans”) will be treated as follows:
(i)All equity awards that are outstanding and unvested on the Transition Date (collectively, the “Continuing Awards”) will, except as set forth below, continue to vest in accordance with their terms during the Director Term and the Advisor Term, subject to the following conditions:
(1)Executive’s use of reasonable efforts to support the successful transition of duties to the Successor CEO (including with respect to any internal and external communications regarding Executive’s employment or transition of duties which must be pre-approved by the Company and developed with input from Executive);
(2)If both the Director Term and the Advisor Term terminate prior to June 30, 2026 for any reason (including death or Disability) other than (x) due to a termination by the Company for Cause or (y) due to the Executive’s resignation for any reason (the date on which the later of such terminations occurs, the “Service Cessation Date”), then the portion of each of Executive’s then-outstanding unvested Continuing Awards (other than the Insomnia Matching REU Award) that would have vested on or prior to June 30, 2026 will vest as of the Service Cessation Date; provided, that in the event any such Continuing Award is subject to any performance-based vesting conditions, vesting of such Continuing Award shall continue to be subject to achievement of such performance-based vesting conditions in accordance with the terms of such Continuing Award; and provided, further, that each Continuing Award shall be paid or settled at the time originally provided for in the terms applicable to such Continuing Award, unless the payment or settlement of such Continuing Award must be accelerated in order to comply with Section 409A of the Code, in which case such Continuing Award shall be paid or settled within thirty (30) days after the Service Cessation Date; and

(3)Notwithstanding anything to the contrary in this Agreement or any other agreement, the Continuing Awards (including the Insomnia Matching REU Award) will cease vesting on the date on which either the Director Term or the Advisor Term terminates due to a termination by the Company for Cause or the date on which the Executive resigns from both the Director Services and the Advisor Services for any reason (such date, the “Vesting End Date”), and any Continuing Awards (including the Insomnia Matching REU Award) that are outstanding and unvested as of the Vesting End Date will be immediately forfeited on the Vesting End Date.
(ii)Any equity awards granted to Executive after the Transition Date, including in connection with his service as a member of the Board during the Director Term, will vest or forfeit subject to the terms and conditions applicable to such awards.
(b)Common Shares.
(i)(A) Common shares of the Company or any of its Subsidiaries held by Executive as of the Transition Date (“Owned Common Shares”), and (B) common shares of the Company or any of its Subsidiaries acquired by Executive after the Transition Date pursuant to the vesting and settlement of equity awards (“Acquired Common Shares,” and together with Owned Common Shares, “Common Shares”) will continue to be subject to the terms and conditions of the underlying Equity Plan, award or purchase agreement and related documentation, and to all applicable laws. At all times during the Director Term and the Advisor Term, Executive covenants and agrees that Executive will retain at least 1,200,000 of the Common Shares (subject to any capitalization adjustments or a Change in Control of the Company or similar corporate event (e.g., tender offer)) held by Executive as of the Effective Date (excluding any common shares of Insomnia Cookies Holdings, LLC). Any sales of Common Shares during the Director Term shall be conducted in the window periods permitted by the Equity Plans and Company policy.
(ii)For purposes of the terms applicable to the Common Shares, Executive will not be deemed to have had an interruption in Service (as defined in the Equity Plans) upon the Transition Date for so long as Executive continues to serve as a member of the Board or provides the Advisor Services pursuant to this Agreement.
(iii)At the end of the Director Term or the Advisor Term (whichever occurs later), Executive will be treated as having experienced a separation from Service other than due to death, Disability or Retirement (as such terms are defined in the applicable Equity Plans) solely for purposes of the put rights and other repurchase provisions applicable to the Common Shares.
(c)Additional Terms Applicable to All Equity.
(i)Except as set forth in this Agreement, all outstanding equity awards granted to Executive under the Equity Plans will continue to be subject to the terms and conditions of the applicable Equity Plans and award agreements.
(ii)Upon a Covenant Breach, all outstanding unvested equity awards granted to Executive under the Equity Plans will immediately forfeit.

6.Restrictive Covenants.
(a)Executive acknowledges and agrees that each of the restrictive covenants to which Executive is subject as of the date hereof for the benefit of the Company and its Subsidiaries and shareholders, including the covenants set forth in (i) Sections 6 and 7 of the Employment Agreement; and (ii) the Equity Plans and any award agreements thereunder, will continue to apply in accordance with their terms for the applicable periods with respect thereto, except as modified by Section 8 of this Agreement (collectively, the “Continuing Obligations”). Without limiting Section 8, Executive hereby reaffirms the Continuing Obligations and acknowledges and agrees that the Continuing Obligations remain in full force and are incorporated by reference as if set forth herein and executed anew.
(b)Without limiting, decreasing, reducing the scope of, or otherwise affecting the validity of any of the Continuing Obligations, Executive agrees as follows (together with the Continuing Obligations, the “Restrictive Covenants”):
(i)For the period of time commencing on the Transition Date through the latest to occur of (A) the twelve (12) month anniversary of the Transition Date, (B) the date on which the Director Term ends, and (C) the twelve (12) month anniversary of the date on which the Advisor Term ends (such period, the “Restricted Period”), Executive will not, without first obtaining the prior written approval of the Board, serve in a management or executive-level role with, or provide business, strategic, sales, financial, operational or technical advice or services (to the extent that Executive provided such advice or services to the Company or any of its Subsidiaries at any time during the twenty-four (24) months immediately preceding the Transition Date), to any other Person engaged in or actively preparing to engage in any Company Business (as defined herein), within any state in the United States or in any country, in each case, in which Executive provided services or had a material presence or influence for or on behalf of the Company or any of its Subsidiaries at any time during the twenty-four (24) months immediately preceding the Transition Date unless the Company and its Subsidiaries have abandoned such area (the “Restricted Area”); provided, however, that, notwithstanding the foregoing, during the Restricted Period, Executive will not be prevented from providing services to a multi-division company so long as (x) Executive is not employed by or does not provide services to a division of such company that engages in and derives more than 15% of its revenues from the Company Business within the Restricted Area, (y) during the course of such employment or service, Executive undertakes not to, and does not, have any discussions with, or participate in, the governance, management or operations of any division of Executive’s new employer or service recipient that is engaged in and derives more than 15% of its revenues from the Company Business within the Restricted Area, and (C) Executive does not engage in the Company Business within the Restricted Area.
(ii)During the Restricted Period, Executive will not, directly or indirectly, (A) solicit, attempt to solicit, induce, or otherwise cause or engage in any action intended to encourage (1) any employee of the Company or any of its Subsidiaries at the level of manager or above and with annual base salary in excess of $100,000; or (2) any independent contractor or consultant of the Company or any of its Subsidiaries with annual compensation or fee arrangement in excess of $100,000, in each case of clause (1) and (2), with whom Executive had contact or about whom Executive learned or obtained confidential information during Executive’s provision of services to the Company and its Subsidiaries (each, a “Restricted

Person”), to terminate his or her relationship with the Company or any of its Subsidiaries, as applicable, or (B) hire or engage, or offer to hire or engage, any Restricted Person; provided, that Executive shall not be prohibited from making a general advertisement for employees not focused specifically on employees of the Company and its Subsidiaries or from providing a personal reference upon request.
(iii)During the Restricted Period, Executive will not, directly or indirectly, solicit (for a business competitive with the Company or any of its Subsidiaries) the business of, or transact business with, any Person who or which was a customer or franchisee of the Company or any of its Subsidiaries on the Transition Date or at any time during the one (1) year period immediately preceding the Transition Date in each case, with whom or which Executive had contact or about whom Executive developed, learned or obtained confidential information during Executive’s employment with the Company or any of its Subsidiaries.

(iv)Without limiting the Protected Activities (as defined herein), which shall not be a violation of this provision, from and in perpetuity following the Transition Date, Executive will not make or publish, or cause to be made or published through any print or electronic media or otherwise, or through a third-party, any disparaging comments about any of the Company Related Parties (as defined herein). The Company and KKDC will instruct their respective officers and directors to not make disparaging statements about Executive and will refrain from making formal written statements that are disparaging to Executive.
(v)Executive will also be subject to the terms of any non-competition or other restrictive covenants applicable to other non-executive members of the Board or independent contractors to the Company and its Subsidiaries generally, pursuant to Company policy as set forth in the Company’s Code of Conduct, in addition to the other restrictive covenants that apply as set forth above.
(c)The Parties acknowledge that a remedy at law for any breach or threatened breach by Executive of any of the Restrictive Covenants would be inadequate and the harm would be irreparable, and agree that the Company will be entitled to seek injunctive relief in case of any such breach or threatened breach. Executive and the Company agree and acknowledge that the promises and covenants contained in this Agreement are good, sufficient, fair, reasonable, and mutually agreed-upon consideration for Executive’s agreement to be bound by the covenants set forth in Section 6(b) of this Agreement. Executive agrees that the restrictions contained in each of the Restrictive Covenants are reasonable and necessary to protect the confidential information and trade secrets of the Company and its Subsidiaries, and do not and will not prevent Executive from obtaining subsequent employment that is satisfactory to Executive. If, at the time of enforcement of any of the Restrictive Covenants, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area, and the Parties agree that a court may reform or otherwise revise one more of the Restrictive Covenants so as to render it valid and enforceable to the extent necessary.

7.Confidential Information.
(a)The Executive acknowledges that the Company and its Subsidiaries have a legitimate and continuing proprietary interest in the protection of all Confidential Information (as defined herein), including, their trade secrets, other confidential information and proprietary information and that they have invested and will invest substantial sums to develop, maintain and protect such Confidential Information. During the Director Term and the Advisor Term, and at all times thereafter, except with the prior written consent of the Company, the Executive shall not use for the Executive’s own benefit or furnish or disclose to, or make accessible to, any other Person any Confidential Information; provided, however, that Executive may disclose Confidential Information as required to perform his duties under this Agreement. In addition, Executive may disclose the terms of this Agreement to subsequent potential employers or business partners to the extent reasonably necessary to demonstrate applicable restrictive covenants, so long as Executive instructs each such person to whom he makes any such disclosure to keep such terms and conditions confidential.

(b)For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, the following confidential and proprietary information: this Agreement; trade secrets; operating techniques, procedures and methods; product specifications; customer lists and customer information (including, but not limited to catering customers); account information; price lists and cost and pricing information, including both the Company’s and its Subsidiaries’ internal cost and pricing and external costs and pricing provided to the Company or any of its Subsidiaries by vendors and suppliers; discount schedules; budgets; correspondence with customers (including, but not limited to catering customers), vendors, competitors, employees, partners, franchisees or any other entity or person; business and development plans and strategies; training materials, sales techniques and supporting documentation; projections; drawings; software; samples; prototypes, schematics and other projects developed by or for the Company or any of its Subsidiaries; leads from any source; marketing techniques; total quality management operational procedures and other procedures and methods; employee lists; internal financial reports (including, but not limited to, internal sales and/or profit and loss reports) of the Company and its Subsidiaries and/or franchisees; sourcing lists; recruiting lists; digital technologies and other technological developments, including, but not limited to, ordering and delivery technologies and any other such proprietary information; enterprise application tools utilized for scheduling and cost management, and the information contained in same; and other competitive information developed by or on behalf of the Company or any of its Subsidiaries. “Confidential Information” shall not include (i) any such information which has become generally known to or available for use by the public due to reasons other than Executive’s act(s) or omission(s) in breach of a confidentiality obligation to the Company or its Subsidiaries, and (ii) the Goals and Dreams Performance Management Framework and the Coaching and Values Compass, which were, in each case, developed by Executive prior to his employment with the Company.
(c)The Confidential Information will be used solely for the purpose of enabling the Executive, and solely to the extent necessary for the Executive, to perform the Director Services and the Advisor Services and not for any other purpose, and the Confidential Information will be kept strictly confidential and will not be disclosed, in whole or in part, by the

Executive, except for Protected Activities. The Executive agrees to safeguard the Confidential Information and take such additional precautions as may be reasonably necessary to prevent the Confidential Information from disclosure to any person other than as permitted hereby.
(d)If the Executive becomes legally compelled (including by deposition, court order, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or compelled by the rules of a regulatory body to disclose any of the Confidential Information, the Executive shall provide the Company with prompt prior written notice of such requirement to the extent permitted by law so that the Company may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, the Executive agrees to disclose only that portion of the Confidential Information which the Executive is advised by his outside legal counsel that he is legally required to disclose and to take all reasonable steps to preserve the confidentiality of the Confidential Information (including by obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. In addition, the Executive will not oppose any action (and will, if and to the extent requested by the Company, cooperate with, assist and join with the Company, at the Company’s expense, in any reasonable action) by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

8.Permitted Disclosures. Notwithstanding the foregoing, nothing in this Agreement or any other agreement Executive may have with the Company or any of its Subsidiaries will prohibit or restrict Executive from (i) voluntarily communicating with an attorney or financial advisor retained by Executive for the purposes of securing professional advice; (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the U.S. Department of Justice, the U.S. Consumer Financial Protection Bureau, the U.S. Commodity Futures Trading Commission, the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination (or any other state or local commission on human rights), or any self-regulatory organization regarding possible violations of law, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, in each case, without advance notice to the Company; (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934; (iv) disclosing any information (including confidential information) to a court or other administrative or legislative body in response to a subpoena, court order or written request (with advance notice to the Company prior to any such disclosure to the extent legally permitted); or (v) making any disclosure of information or documents to a court for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company or any of its Subsidiaries). Further, Executive is hereby advised that pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. §1833(b)), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and solely for the purpose of reporting or investigating a suspected violation of law; and (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C.
§1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. The activities and disclosures described in this Section 8 will be referred to collectively as the “Protected Activities.”
9.Cooperation. Executive agrees to cooperate voluntarily and fully with the Company and its Subsidiaries regarding any actual or threatened litigation or internal review or investigation involving the Company or any of its Subsidiaries. Executive further agrees that Executive will cooperate with the Company and its Subsidiaries and provide the Company and its Subsidiaries, as applicable, with truthful information regarding the work that Executive has done for the Company or any of its Subsidiaries, including the location and contents of all files, including electronic files, relating to such work. Executive’s cooperation shall include, but not be limited to, the following: (a) being available to meet and speak with officers, directors, or employees of the Company or any of its Subsidiaries, their counsel or any third-parties at the request of the Company or any of its Subsidiaries at reasonable times and locations to be determined by the Company or its applicable Subsidiary in consultation with Executive, without unreasonably interfering with any of Executive’s then-current work responsibilities; (b) giving accurate and truthful information at any interviews and accurate and truthful testimony; (c) producing documents or information, including electronic documents or information, in Executive’s possession or control, as instructed by the Company or its Subsidiaries or its or their counsel; (d) executing accurate and truthful documents; and (e) taking such other actions as may reasonably be requested by the Company or its Subsidiaries or its or their counsel to effectuate the foregoing. The Parties expressly represent and agree that the payments made or to be made by the Company to Executive are not conditioned upon or related to the substance of any testimony or information provided by Executive pursuant to the foregoing. Notwithstanding the foregoing, this Section 9 shall not limit or in any way diminish the Protected Activities. As a condition to Executive’s obligation to provide reasonable assistance and cooperation pursuant to this Section 9, or Section 7(d) above, to the extent permitted by law, the Company agrees that it shall promptly reimburse Executive for his reasonable and documented expenses incurred in connection with his rendering assistance and/or cooperation under this Section 9, or Section 7(d) above, upon his presentation of documentation for such expenses, in accordance with the applicable policies of the Company and its Subsidiaries. Executive will not be required to cooperate against his own legal interests.

10.Definitions. For purposes of this Agreement:
(a)“Cause” shall mean the occurrence of any of the following: (i) Executive’s willful and continued failure substantially to perform his duties (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any willful act or omission by Executive constituting fraud or other malfeasance or material dishonesty in connection with Executive’s performance of his duties in connection with Executive’s employment by or service to the Board, the Company or any of its Subsidiaries; (iii) Executive’s indictment of (provided, that, if such indictment does not result in a conviction or plea of nolo contendere, any termination for Cause based upon the indictment shall be treated as a termination without Cause), conviction of, or entering of a plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its Subsidiaries conducts business or a crime involving moral turpitude; (iv) Executive’s material breach of any non-solicitation, noncompetition, confidentiality, or other restrictive covenant with the Company or any of its Subsidiaries by which he is bound; (v) gross negligence or willful misconduct in connection with Executive’s performance of his duties in connection with Executive’s employment by or service to the Board, the Company or any of its Subsidiaries; or (vi) Executive’s willful failure to comply with any material policies or procedures of the Board, the Company and its Subsidiaries as in effect from time to time (provided that Executive shall have been delivered a copy of such policies or given notice that they have been posted on a Company website prior to such compliance failure); provided, that (i) with respect to the Director Services, references to the Executive’s provision of services and duties hereunder are deemed to be references to the Executive’s provision of the Director Services, and (ii) with respect to the Advisor Services, references to the Executive’s provision of services and duties hereunder are deemed to be references to the Executive’s provision of the Advisor Services.
(b)“Company Business” means (i) any business that provides customer direct retail doughnuts, cookies, bakery goods, or any other product which, as of the date of determination, the Company or any of its Subsidiaries is producing or marketing, or planning to produce or market (collectively, the “Company Products”); (ii) any business that researches, develops, markets, manufactures, wholesales and/or distributes any of the Company Products; or
(iii) any business that engages in any form of consumer packaged goods business or consumer direct retail business that is the same as, or similar to, the Company’s business or planned business based upon demonstrable activity as of the date of determination, if, in the case of each of clauses (i)-(iii), the entity’s revenue from the sale of Company Products exceeds 15% of the entity’s business.determination, the Company or any of its Subsidiaries is producing or marketing, or planning to produce or market (collectively, the “Company Products”); (ii) any business that researches, develops, markets, manufactures, wholesales and/or distributes any of the Company Products; or (iii) any business that engages in any form of consumer packaged goods business or consumer direct retail business that is the same as, or similar to, the Company’s business or planned business based upon demonstrable activity as of the date of determination, if, in the case of each of clauses (i)-(iii), the entity’s revenue from the sale of Company Products exceeds 15% of the entity’s business.

(c)“Covenant Breach” means Executive has breached a Restrictive Covenant that has not been cured (if capable of being cured as determined by the Board) within 30 days after the Company delivers written notice to Executive identifying the Covenant Breach.
(d)“Company Related Parties” means the Company and any of its Subsidiaries, or any of their respective direct or indirect significant franchisees, trustees, partners, agents, directors, officers or employees thereof (in their capacity as such), or any of the Company’s direct or indirect shareholders owning more than 10% of the Company’s common stock, or any of such shareholders’ directors or officers.

(e)“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
(f)“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.
11.Payments; Tax Considerations. Notwithstanding anything herein to the contrary:
(a)Except as provided in Section 4(b), payment of all compensation and other amounts to Executive under this Agreement will be made in accordance with normal payroll practices, and will be subject to applicable federal, state and local withholding taxes and any other required or authorized withholdings or deductions.
(b)Executive agrees that the Company may set off against, and Executive authorizes the Company to deduct from, any payments due to Executive, or to his heirs, legal representatives, or successors, as a result of the termination of Executive’s employment any specified amounts which may be due and owing to the Company or any of its Subsidiaries by Executive, whether arising under this Agreement or otherwise; provided, that no offset is allowed against payments to Executive which are subject to Section 409 of the Internal Revenue Code, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) if such offset cannot be made in a manner that complies with Section 409A.
(c)The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance therewith. If the Company determines that any payment or benefit under this Agreement is not either exempt from or in compliance with Section 409A, the parties will cooperate in good faith to modify this Agreement to comply with Section 409A while endeavoring to preserve the intended economic benefits.

(d)A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.
(e)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) will not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments will be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
(f)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within ten calendar days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Company. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment will be treated as a separate payment.
12.Miscellaneous.
(a)Attorneys’ Fees. Executive will be reimbursed up to $25,000 for reasonable legal fees incurred by Executive in connection with the review, drafting and execution of this Agreement and any ancillary documents, subject to submission to the Company of supporting documentation evidencing payment.
(b)No Employment Obligations; No Offset. Executive will not be obligated to obtain future employment and any compensation for future employment or other services will not serve as an offset to the payments, benefits or director fees provided hereunder.
(c)Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction). Notwithstanding Section 12(i) of this Agreement, or any other agreement to arbitrate that Executive has with the Company, all actions and proceedings arising out of or relating to the Restrictive Covenants will be heard and determined exclusively in the superior court or the business litigation session of the superior court in Charlotte, North Carolina, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.
(d)Assignment and Transfer. Executive’s rights and obligations under this Agreement will not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof will be void. Executive hereby agrees that the Company may assign this Agreement, in whole or in part, to a third party; provided, that, unless such assignment is to an acquirer of a majority of the equity of the Company or substantially all of the Company’s assets who assumes this Agreement in writing, the Company will remain secondarily liable for all of its initial obligations hereunder. This Agreement will be binding upon, and inure to the benefit of, the Company, and its successors and assigns.
(e)Third-Party Beneficiaries. Each Subsidiary of the Company will be a third- party beneficiary of Executive’s obligations under this Agreement and will have the right to enforce this Agreement as if a party hereto.
(f)Entire Agreement. This Agreement, together with any exhibits hereto or documents referred to or incorporated by reference, contains the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof, including the Employment Agreement (including any rights Executive may have to receive severance payments or benefits set forth therein); provided, however, that this Agreement will not supersede or otherwise affect the validity of the Continuing Obligations. Without limiting the foregoing, except with respect to the Continuing Obligations, this Agreement expressly supersedes all prior agreements (written or oral) relating to Executive’s employment with the Company or any of its Subsidiaries.
(g)Amendment and Waiver; Rights Cumulative. This Agreement may be amended, waived or discharged only if authorized by the Board and only by a writing referencing the amendment, waiver or discharge of this Agreement signed by Executive and by a duly authorized representative of the Company (other than Executive). No failure or neglect of any of the Parties in any instance to exercise any right, power or privilege hereunder or under law will constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by any of the Parties must be contained in a written instrument signed by the Party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive). The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by any of the Parties hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, will not preclude or waive its right to exercise any or all other rights and remedies.
(h)Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, will be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other Persons, places and circumstances will remain in full force and effect.
(i)Dispute Resolution. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Charlotte, North Carolina and conducted by JAMS Mediation, Arbitration and ADR Services (“JAMS”), or its successor, under its then-existing Rules and Procedures. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator will: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator will be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Notwithstanding anything to the contrary herein, (x) Executive may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable; and (y) this Section 12(i) will not (1) cover any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement; or (2) preclude Executive from filing charges with the federal Equal Employment Opportunity Commission or similar state or local agencies. Nothing in this Section 12(i) is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(j)Notices. Any notice or other communication required or permitted under this Agreement will be effective only if it is in writing and will be deemed given when delivered personally, through electronic email (with receipt thereof confirmed), one (1) day after it is sent through a reputable overnight carrier, or three (3) business days after it is mailed by registered mail, return receipt requested, to the Parties at the following addresses (or at such other address as a Party may specify by notice given hereunder to the other Parties hereto):
If to Executive:
At the address listed in the Company’s personnel records. With a copy (which will not constitute notice) to:
Katzke & Morgenbesser LLP
1345 Avenue of the Americas, 11th Fl. New York, NY 10105-0013
Attn: Michael S. Katzke, Esq.

If to the Company or any of its Subsidiaries:
2116 Hawkins Street
Charlotte, NC 28203
Attention: Chief Legal Officer & Corporate Secretary
(k)Further Assurances. Executive will, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.
(l)Interpretation. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement will be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein:
(i) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(m)Counterparts; Facsimile, Digital or Electronic Signatures. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. This Agreement may be transmitted and/or signed by facsimile, digital, or electronic transmission and/or signature. The effectiveness of any such signatures shall have the same force and effect as manually signed originals and shall be binding on all parties to this Agreement.
(n)Legally Binding; Section Headings. All of the terms contained in this Agreement, including the “whereas” clauses, are contractual, and not a mere recital; provided, however, that section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose. The words “Section” and “paragraph” herein will refer to such Sections or paragraphs of this Agreement unless expressly indicated otherwise.
(o)Each Party the Drafter. Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice. This Agreement and the provisions contained herein will not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
(p)Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
[Remainder of Page Intentionally Left Blank / Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

/s/ Michael Tattersfield
MICHAEL TATTERSFIELD
Date: December 1, 2023

KRISPY KREME, INC.

By: /s/ Terri Zandhuis     Name: Terri Zandhuis
Its:    Chief People Officer
Date: December 1, 2023

KRISPY KREME DOUGHNUT CORPORATION
By: /s/ Terri Zandhuis     Name: Terri Zandhuis
Its:    Chief People Officer
Date: December 1, 2023

EXHIBIT I

RELEASE
This Release (the “Release”) is entered into by and by and among Krispy Kreme, Inc., a Delaware corporation (the “Company”), Krispy Kreme Doughnut Corporation, a North Carolina corporation (“KKDC”), and Michael Tattersfield (“Executive”). Reference is made to the Transition and Director and Advisor Services Agreement, dated as of December 1, 2023, entered into by and between the Company, KKDC, and Executive (the “Transition Agreement”). Capitalized terms used, but not otherwise defined, herein will have the meanings given to such terms in the Transition Agreement.
1.In consideration for and as a condition to receipt of the rights and monetary and non- monetary benefits and incentives set forth in Section 1(c) of the Transition Agreement (the “Release Consideration”) and in Sections 2, 3 and 5 of the Transition Agreement (collectively, the “Re-Execution Consideration”), Executive, for and on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly releases and forever discharges the Company and all of its past and present parents Subsidiaries, and affiliates, and, in their capacities as such, each of their respective officers, directors, agents, representatives, attorneys, employees, shareholders, parents, Subsidiaries, affiliates, predecessors successors, and assigns (collectively, the “Released Parties”), of and from any and all rights, claims, charges, liabilities, demands, actions, causes of action, complaints, suits, sums of money, debts, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature whatsoever, in law, equity, or otherwise, known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or contingent (collectively, “Claims”), that Executive or Executive’s heirs, executors, administrators, successors and assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (a) arising from the beginning of time up to the date Executive executes or re-executes this Release, as applicable, including any Claims (i) relating in any way to Executive’s employment relationship with the Company or any of the other Released Parties; (ii) arising out of or relating to tort, fraud or defamation; and (iii) arising under any federal, local or state statute or regulation, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act (the “ADEA”), the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the North Carolina Wage and Hour Act, the North Carolina Equal Employment Practices Act, the North Carolina Handicapped Persons Protection Act, and the North Carolina Occupational Safety and Health Act; (b) arising out of or relating to the termination of Executive’s employment with the Company or any of the other Released Parties; or (c) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Released Parties and Executive; provided, however, that nothing in this Release will waive rights or Claims (1) to enforce the terms of this Release and to receive the Release Consideration or the Re-Execution Consideration, as applicable; (2) for accrued vested benefits under the terms of any of the medical, dental, life insurance or tax-qualified employee benefit plans of the Company or any of its Subsidiaries; (3) for coverage under the directors and officers liability insurance policies, or relating to indemnification rights Executive may have under the Transition
Ex. I-1

Agreement, the Company’s governing documents or otherwise; (4) as a stockholder or equity award holder of the Company or any of its Subsidiaries; (5) that cannot be legally waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits; (6) to challenge the validity of the release of ADEA claims set forth in this Release; or (7) that arise wholly out of events or actions that occur after the date Executive signs this Release.
2.Executive hereby acknowledges, represents and agrees that: (a) Executive has been given a period of twenty-one (21) days following the date upon which Executive executes this Release, or the date upon which Executive re-executes this Release, as applicable, to consider the terms of and sign this Release, and that Executive must sign or re-sign this Release, as applicable, within the applicable twenty-one (21)-day period to receive the Release Consideration or the Re- Execution Consideration, as applicable, although Executive may sign it sooner if Executive so chooses; provided, however, that in no event can Executive re-execute this Agreement prior to the Transition Date; (b) the Company has advised Executive in writing by way of this paragraph to consult with an attorney of Executive’s choosing prior to executing and re-executing this Release; (c) Executive has received valuable and good consideration to which Executive would not otherwise be entitled in exchange for this Release; and (d) Executive is knowingly and voluntarily waiving and releasing any rights Executive may have, including those under the federal ADEA. Executive agrees that changes in this Release, whether material or not, will not restart the applicable twenty-one (21)-day consideration period.
3.Executive further acknowledges and agrees that this Release will not become effective or enforceable until the eighth (8th) day after it is executed or re-executed (as applicable) by Executive, and that Executive may revoke this Release at any time within seven (7) days after Executive executes or re-executes it, as applicable. Executive has been informed and understands that any such revocation must be in writing and delivered to the Company by hand, or sent by mail, within the seven (7)-day period. If delivered by mail, the revocation must be: (1) postmarked within the seven (7)-day period; (2) properly addressed as set forth in Section 12(j) of the Transition Agreement; and (3) sent by certified mail, return receipt requested. Executive understands that if Executive revokes or rescinds this Release within the seven (7)-day period, Executive will not be entitled to the Release Consideration or the Re-Execution Consideration, as applicable.
4.If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release will be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Executive signs this Release or the date upon which Executive re-signs this Release, as applicable.
5.Both Executive and the Company understand and agree that nothing contained in this Release or the Transition Agreement, or the fact that Executive receives any payment or benefit under such agreements, will be construed as an admission of any wrongdoing and/or liability on the part of anyone for any matter, all liability being expressly denied.
6.Executive acknowledges and agrees that all Released Parties are third-party beneficiaries of this Release and have the right to enforce this Release.
Ex. I-2

7.This Release will be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
8.All contests, disputes, controversies, or claims arising hereunder or related hereto will be resolved in accordance with the dispute resolution provisions in Section 12(i) of the Transition Agreement.
9.The Company, on behalf of itself and its Subsidiaries and their successors and assigns, represents that, as of the date of the Transition Agreement, neither the Board of Directors of the Company nor the Chief Executive Officer of the Company have actual knowledge of any claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it or they have against Executive as of the date of the Transition Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to Executive’s employment with the Company, the termination of such employment or otherwise, not including any claims for fraud or criminal activity.

Signature page follows

Ex. I-3

IF EXECUTIVE CHOOSES TO RE-EXECUTE THIS RELEASE, AS A CONDITION TO RECEIVING THE RE-EXECUTION CONSIDERATION, EXECUTIVE MUST DO SO ON OR WITHIN 21 DAYS FOLLOWING THE TRANSITION DATE. IF EXECUTIVE RE-EXECUTES THIS RELEASE PRIOR TO SUCH TIME, THE COMPANY WILL RETURN THIS RELEASE TO EXECUTIVE AND EXECUTIVE WILL BE ASKED TO TIMELY RE-EXECUTE THE RELEASE ON OR AFTER THE TRANSITION DATE.
Michael Tattersfield

Signature
Date:
Ex. I-4

EXHIBIT II
INSOMNIA COOKIES HOLDINGS, LLC EXECUTIVE OWNERSHIP PLAN

INSOMNIA COOKIES HOLDINGS, LLC EXECUTIVE OWNERSHIP PLAN
(Effective September 17, 2018)
SECTION 1
PURPOSE AND DURATION
1.1Purpose. The purpose of this Insomnia Cookies Holdings, LLC Executive Ownership Plan is to promote the interests of Insomnia Cookies Holdings, LLC, its ultimate parent company,
Krispy Kreme Doughnut Corporation, and the equityholders of both such companies by
(i) attracting and retaining exceptional executive personnel and other key employees of the Company and its Affiliates; (ii) motivating such employees to achieve long-range performance goals and (iii) enabling such employees to participate in the long-term growth and financial success of the Company.
1.2Effective Date and Term of the Plan.
(a)The effective date of the Plan is September 17, 2018.
(b)The Plan will terminate upon the earlier of (i) the date on which all Units available for issuance under the Plan have been issued pursuant to the purchase of Purchased Units or Matching Awards made under the Plan (to the extent of any applicable limitation under Section 4.1), (ii) the fifth anniversary of the date specified in Section 1.2(a) and
(iii) any other date specified by action of the Parent Board. Upon such Plan termination, all Purchased Units and Matching Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Unit Purchase Agreements and Matching Award Agreements, and any terms and conditions of the Plan that are intended to have continuing effect in respect to any Units issued under the Plan (e.g., the provisions related to the put rights of Participants and the call rights of the Company) shall continue in effect without regard to the termination of the Plan.
SECTION 2
DEFINITIONS
Whenever used in the Plan, the following terms have the meanings set forth below:
2.1“Acquisition Transaction” means the transaction consummated pursuant to the Securities Purchase Agreement whereby the Company will become a wholly-owned subsidiary of Parent.
2.2“Affiliate” means the Parent and any entity that, directly or indirectly, is controlled by the Company or the Parent, or in which the Company or the Parent has a significant equity interest as determined by the Committee.
2.3“Aggregate Investment Limit” has the meaning set forth in Section 6.2.
2.4“Aggregate Matching Limit” means, with respect to any Participant eligible for a Matching Award, the dollar amount specified by the Committee.
2.5“Applicable Fraction” means a fraction, the numerator of which is the number of complete months elapsed from the Grant Date of a Matching Award to the date of the Participant’s termination of Service and the denominator of which is the number of months between the Grant Date and the date the Matching Award was scheduled to vest in full. For the avoidance of doubt, whenever a Matching Award is made on any date other than the first day of a calendar month, complete months with regard to such Matching Award shall be measured from the date of the month on which the Matching Award is granted to the date in a succeeding calendar month immediately prior to the monthly anniversary of the date of grant (e.g., if a Matching Award is granted on February 15 of any given year, service until the next following March 14 will be one complete month of service and continuous service until February 14 of the next calendar year shall equate to 12 completed months of service).

2.6“Board” means the Board of Directors of the Company.
2.7“Business Day” means any day other than a Saturday, Sunday, or federal legal holiday, or a day on which either of the NYSE or NASDAQ is closed for trading (regardless of whether the Units are qualified to trade on such exchange or system).
2.8“Cause” has the meaning set forth in any employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant. If there is no such employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Cause,” then “Cause” shall mean the occurrence of any of the following, as determined by the Committee:
(a)a Participant’s willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by such Participant for Good Reason), which failure continues for more than 30 days after receipt by the Participant of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (a);
(b)any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by a Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company or any of its Affiliates;
(c)a Participant’s indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or
(d)a Participant’s breach of any nonsolicitation, noncompetition, confidentiality, or other restrictive covenant by which he or she is bound.
For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.
2.9“Change in Control” has the meaning set forth in the Operating Agreement.
2.10“Class A Unit” has the meaning set forth in the Operating Agreement.
2.11“Class B Unit” has the meaning set forth in the Operating Agreement.
2.12“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.13“Committee” means the Compensation Committee of the Parent Board (or its equivalent) or any other committee of the Parent Board designated by the Parent Board, or, if no such committee has been designated, the Parent Board.
2.14“Company” means Insomnia Cookies Holdings, LLC, a Delaware limited liability company, and any successor thereto as provided in Section 14.2.
2.15“Designated Beneficiary” means the Person or Persons the Participant designates from time to time on a signed form prescribed by the Company, properly filed with the Company during the Participant’s lifetime, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan, in accordance with Section 10. A properly filed beneficiary designation will revoke all prior designations by the same Participant.
2.16“Director” means any person who is not an Employee serving as a member of the Board, the Parent Board or the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates.
2.17“Disability” means either (i) disability as defined for purposes of the Company’s disability benefit plan or (ii) a Participant’s inability, as a result of physical or mental incapacity, to perform the duties of his or her position(s) for a period of six consecutive months or for an aggregate of six months in any consecutive 12-month period. Any question as to the existence of the Disability of a Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Plan. Following a Change in Control, the Company shall pay all expenses incurred in the determination of whether a Participant is disabled.
2.18“Eligible Employee” means an Employee who is or has been designated to be a participant in the Plan; provided, however, that with respect to the Equity Rollover, each Rollover Participant shall be deemed an Eligible Employee.
2.19“Employee” means an employee of the Company or an Affiliate (including Serve U Brands, Inc. for so long as it meets the requirements to be an Affiliate).
2.20“Equity Rollover” has the meaning given to such term in Section 6.5.
2.21“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.22“Excluded Participant” shall mean David Lasus.
2.23“Fair Market Value” as it relates to a Unit means the fair market value of a Unit as of the most recent Valuation Date, as determined by the Committee or the Parent Board using a nationally recognized investment bank (or other comparable valuation expert) selected by the Committee or the Parent Board; provided, however, that if, prior to the time at which such valuation shall be applied, significant events or other circumstances have occurred that cause such valuation no longer to represent the fair value of a Unit, the Committee or the Parent Board shall not apply such valuation and shall take such actions as shall be necessary or appropriate to secure a new valuation that reflects such then current fair value. The Committee’s or the Parent Board’s determination of Fair Market Value shall be final and binding on all parties. For so long as Seth Berkowitz is Chief Executive Officer of the Company and holds at least 10% of the Units he held as of the closing of the Acquisition Transaction, the Committee or the Parent Board, as applicable, shall consult with him regarding its determination of Fair Market Value hereunder. Notwithstanding the foregoing,
(i) the Fair Market Value of a Unit for purposes of determining the Purchase Price in respect of Units retained via the Equity Rollover shall be determined by the Committee based on the aggregate price paid by Parent to acquire its interest in the Company in the Acquisition Transaction, (ii) at the discretion of the Committee, the Purchase Price for a sale of any Units occurring no more than six (6) months following the Acquisition Transaction may be determined in the same manner as applied with respect to the Equity Rollover, (iii) if at any time the Units are Publicly Traded, the Fair Market Value of a Unit on any date shall be the closing price of a Unit on such date on the principal national securities exchange on which the Units are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Units are not listed on a national securities exchange, the last reported bid price in the applicable over-the-counter market and (iv) in connection with a Change in Control, the Fair Market Value of a Unit shall be determined based on the consideration payable for the Units in the transaction(s) giving rise to such Change in Control.

2.24“Good Reason” shall have the meaning set forth in any employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant. If there is no employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Good Reason,” then “Good Reason” shall mean the occurrence of any of the following:
(a)A material reduction in a Participant’s base salary, other than as part of an overall expense reduction program that is generally applicable to all similarly situated employees;
(b)A material adverse reduction in a Participant’s duties and responsibilities such that the Participant is required to serve in a position that is at least two salary grades lower than the position in which the Participant had been serving prior to such reduction; or
(c)The relocation of a Participant’s principal workplace without his or her consent to a location more than 50 miles distant from the location at which the Participant had previously been principally providing services and which increases the Participant’s commute to such workplace from his or her principal residence on the date of such relocation.
2.25“Grant Date” means the Investment Date or Rollover Date, as applicable, on which a Matching Award is granted.
2.26“Investment Date” has the meaning set forth in Section 6.1.
2.27“Investment Minimum” has the meaning set forth in Section 6.2.
2.28“Investment Period” has the meaning set forth in Section 6.1.
2.29“Loan Agreement” means any agreement or other instrument or document evidencing a Unit Purchase Loan.

2.30“LTIP” has the meaning set forth in Section 4.1
2.31“Matching Award” means a contingent grant of Restricted Equity Units pursuant to Section 7 awarded to a Participant in respect of a purchase of Units under the Plan or Units held pursuant to an Equity Rollover under the Plan.
2.32“Matching Award Agreement” means any agreement or other instrument or document evidencing a Matching Award.
2.33“Matured Units” means Units that a Participant has acquired through the vesting of Restricted Equity Units or the acquisition of Units which, at the relevant date, the Participant has held for a minimum of six months and one day (or such greater or lesser period as the Committee may determine from time to time).
2.34“Operating Agreement” means the Amended and Restated Operating Agreement of the Company dated as of September 17, 2018, as amended from time to time.
2.35“Parent” means Krispy Kreme Doughnut Corporation, a North Carolina corporation, and any successor thereto as provided in Section 14.2.
2.36“Parent Board” means the board of directors of Parent.
2.37“Participant” means any Eligible Employee or Director who holds Purchased Units. Solely in respect of his Rollover Units, Seth Berkowitz shall not be deemed to be a Participant.
2.38“Participant Permitted Transferee” means the Participant’s spouse, the Participant’s lineal descendants and/or any trust the beneficiaries of which consist only of the Participant, the Participant’s spouse and/or the Participant’s lineal descendants, or to a corporation in which the Participant, the Participant’s spouse and/or the Participant’s lineal descendants own 100% of the economic interest. Without limiting the generality of the foregoing, the Company and the Committee have the unfettered right to prevent further transfer or disposition of any Units.
2.39“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.
2.40“Plan” means this Insomnia Cookies Holdings, LLC Executive Ownership Plan, as amended from time to time.
2.41“Publicly Traded” means, with respect to the Units, that the Units shall have been listed or qualified to trade on a national securities exchange or nationally recognized automated securities quotation system, or the Committee determines that the Units have become actively and regularly traded in an over-the-counter market.
2.42“Purchase Price” of Purchased Units purchased on an Investment Date or retained on the Rollover Date, as applicable, means the Fair Market Value of such Purchased Units as of such Investment Date or Rollover Date, as applicable.

2.43“Purchased Units” means Units that are purchased and any Rollover Units held by a Participant, in either case pursuant to Section 6.

2.44“Put Right” has the meaning set forth in Section 8.4.
2.45“Restricted Equity Units” means a contingent grant of Class A Units awarded to a Participant pursuant to Section 7.
2.46“Retirement” means, unless the Committee shall specify a different definition with respect to any Participant or any class of Participants which shall be set forth in the applicable Matching Award Agreement, with respect to (i) an Employee, a termination of Service (other than a termination of Service for Cause) after attaining age 60 and having completed at least 10 years of continuous service with the Company and its Affiliates (which for the avoidance of doubt shall include service for Serve U Brands, Inc. for so long as it meets the requirements to be an Affiliate) and (ii) with respect to a Director, a termination of Service (other than a termination for Cause) after attaining the mandatory retirement age for Directors, as specified by the Committee from time to time, or if no such age is stated, age 70. For this purpose, years of service shall be based on the period of time elapsed from a Person’s commencement of services with the Company or any of its Affiliates to the date such services terminate, whether due to Retirement, death, Disability or for any other reason.
2.47“Retirement Eligible Unit” means any Restricted Equity Unit held by a Participant who is or will become eligible for Retirement prior to the date that such Restricted Equity Unit would otherwise vest in accordance with the terms thereof.
2.48“Rollover Date” means the date, if any, upon which the Acquisition Transaction was consummated.
2.49“Rollover Participant” means a Person (other than Seth Berkowitz) who participates in the Equity Rollover.
2.50“Rollover Unit” has the meaning set forth in the Securities Purchase Agreement.
2.51“Section 409A” means Section 409A of the Code and the applicable regulations and other legal authority promulgated thereunder.
2.52“Securities Purchase Agreement” means the Securities Purchase Agreement by and among the Company, Parent, Serve U Brands, Inc., the Sellers party thereto and Shareholder Representative Services LLC, dated as of July 20, 2018.
2.53“Service” means the provision of services in the capacity of an Employee or as a Director. A transfer of Service from Serve U Brands, Inc. or the Company to an Affiliate or from an Affiliate to the Company or another Affiliate (including Serve U Brands, Inc. for so long as it meets the requirements to be an Affiliate) shall not constitute a termination of Service under the Plan or any Matching Award Agreement. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Committee. For the avoidance of doubt, a Person who was an Employee, but upon his or her termination of employment with the Company or an Affiliate, becomes or continues to serve as a member of the Board or the board of directors of an Affiliate shall not be deemed to have had an interruption in Service.

2.54“Underwritten Offering” means an underwritten public offering of the Units or any other equity capital of the Company, its successor or a subsidiary of the Company.

2.55“Unit” means a Class A Unit or a Class B Unit or such other securities of the Company as may be designated by the Committee from time to time.
2.56“Unit Purchase Agreement” means any agreement or other instrument or document evidencing Purchased Units.
2.57“Unit Purchase Loan” means a loan made by the Company as the lender and the Participant as the borrower, in respect to the purchase of Purchased Units, subject to the terms and conditions of the accompanying Loan Agreement.
2.58“Valuation Announcement Date” means, as of any time that the Units are not Publicly Traded, the date on which the Committee or the Parent Board announces a new determination of Fair Market Value or otherwise establishes the Fair Market Value for purposes of an Investment Period.
2.59“Valuation Date” means, as of any time that the Units are not Publicly Traded, any date as of which the Fair Market Value of a Unit is determined in reliance upon the opinion of an independent appraiser. It is generally expected that the Committee or the Parent Board shall establish at least two Valuation Dates each calendar year, generally in June and December.
2.60“Window Period” shall mean a period specified in advance by the Committee or the Parent Board, which shall not be more than 30 days, following any Valuation Announcement Date; provided, however, that, unless otherwise expressly determined by the Committee or the Parent Board, in no event shall any Window Period extend more than 75 days after the corresponding Valuation Date.
2.61“Withholding Tax” means the aggregate federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under the Plan.

SECTION 3
ADMINISTRATION
3.1Plan Administration. The Plan shall be administered by the Committee.
3.2Authority of the Committees. Except as limited by law or the by-laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power, discretion and authority to: (a) designate the Employees and Directors who shall be eligible to acquire Purchased Units or receive Matching Awards as of any Investment Date; (b) determine the terms and conditions of Purchased Units and Matching Awards in a manner consistent with the Plan; (c) determine whether, to what extent, and under what circumstances Awards may be settled in cash, Units, or other property, and the method or methods by which Awards may be settled; (d) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (e) establish, amend or waive rules and regulations for the Plan’s administration; and (f) subject to the provisions of Section 13, amend the terms and conditions applicable to any outstanding Purchased Units or Matching Award to the extent the amended terms are within the Committee’s authority under the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable to administer the Plan. The Committee shall be empowered to make any determinations that are necessary or appropriate for the determination of the Fair Market Value and all other questions related to the process establishing such valuation for purposes of the Plan. Any power, authority, duty or obligation reserved or assigned to the Committee or the Parent Board pursuant to, or any determination or other judgment made by either the Committee or the Parent Board in the administration of the Plan or the determination of questions of valuation shall be exercised, performed or made by either the Committee or the Parent Board in its sole and absolute discretion.

3.3Decisions Binding. All determinations and decisions made by the Committee, the Parent Board or by a Person or Persons delegated authority by either the Committee or the Parent Board pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including, without limitation, the Company, its equityholders, all Affiliates, Employees, Participants and their estates and beneficiaries, including any Participant Permitted Transferee.

SECTION 4
UNITS SUBJECT TO THE PLAN
4.1Available Units. Subject to adjustment as provided in Section 4.3, the aggregate number of Units with respect to which Purchased Units (other than Purchased Units held as of the closing of the Acquisition Transaction pursuant to the Equity Rollover) and Matching Awards may be issued or granted under the Plan, when combined with Units subject to outstanding Restricted Equity Unit awards pursuant to the Insomnia Cookies Holdings, LLC Long Term Incentive Plan (the “LTIP”), shall not exceed 5% of fully diluted equity of the Company as of the date of the Acquisition Transaction. In calculating the fully diluted Units available for grant under this Section 4.1, (i) any Units that were subject to any award under the Plan or the LTIP that is canceled, terminates, expires, lapses, is settled or is forfeited for any reason, in whole or in part, without the issuance of the Units related thereto and (ii) any Units issued pursuant to the terms of the Plan or the LTIP that have been repurchased by the Company pursuant to the applicable provisions of the Plan or the LTIP shall not be counted as against such limit on the issuance of Units under the Plan.
4.2Lapsed Units. If (i) any Matching Award granted under the Plan is canceled, terminates, expires, lapses, is settled or is forfeited for any reason, in whole or in part, without the issuance of the Units related thereto or (ii) any Units issued pursuant to the terms of the Plan are repurchased by the Company pursuant to the provisions of Section 9, then any Units to which such Matching Award relates (or the relevant portion thereof) and any such repurchased Units shall again be available for Purchased Unit purchases or the grant of a Matching Award under the Plan. Without limiting the generality of the foregoing, upon the settlement of any Matching Award in part in cash to settle the applicable Withholding Tax requirements, the number of Units corresponding to the portion of the Matching Award settled in cash shall again be available for Purchased Unit purchases or Matching Award grants under the Plan.
4.3Adjustments in Authorized Units. If (i) the Units, as currently constituted, are changed into or exchanged for a different number or kind of units or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of units), (ii) the number of Units is increased through a distribution or (iii) there shall occur another comparable event affecting the capitalization of the Company (other than the issuance of Units in exchange for fair value as determined by the Parent Board or the

Committee), then the Committee shall substitute for or add to each Unit that may become subject to a Matching Award the number and kind of units or other securities into which each outstanding Unit was changed, for which each such Unit was exchanged, or to which each such Unit is entitled, as the case may be. For the avoidance of doubt, except as the Committee may otherwise determine to be equitable and appropriate and consistent with the provision, purposes and intent of the Plan, no adjustment in the authorized Units or in the terms of any outstanding Matching Award shall be made in connection with any issuance of Units for value, such as in connection with an Underwritten Offering or any other investment of capital in the Company.

SECTION 5
ELIGIBILITY AND PARTICIPATION
5.1Eligibility. Any Eligible Employee or any Director shall be eligible to be designated a Participant, provided, that if requested by a Director, any Matching Award that would be made to a Director may be granted to (i) an entity or organization to which the Director provides services, (ii) any trust the sole beneficiary of which is the Director or (iii) an entity in which the Director owns 100% of the economic interest, and references herein to “Service” inrespect of such Matching Award shall be construed as the services of the Director in respect of whom the Matching Award was granted. The Committee may condition eligibility for the Plan upon the satisfaction of such requirements, including a Participant entering into restrictive covenants and/or agreeing to certain contractual provisions for the benefit of the Company and its Affiliates, including, without limitation, those specified in Section 11.
5.2Actual Participation. The opportunity to invest in Purchased Units on a given Investment Date shall be limited to Eligible Employees and Directors (or their Participant Permitted Transferees) selected by the Parent Board or the Committee in its sole discretion as eligible to participate in the Plan as of such date. The opportunity to participate in the Equity Rollover shall be made available to each Rollover Participant as provided in Section 6.5.

SECTION 6
PURCHASED UNITS
6.1Investment Period. To the extent that, in any year after 2018, the Committee or the Parent Board shall authorize the purchase hereunder of Purchased Units it shall establish up to two investment periods, each of which shall be a 30-day period (or such longer or shorter period specified by the Committee) commencing on a Valuation Announcement Date (each such period, an “Investment Period”). The Committee may also authorize an Investment Period beginning not later than 30 days after the Rollover Date. In connection with each Investment Period, the Committee shall establish a date on which the purchase of Purchased Units during such Investment Period shall take effect (each, an “Investment Date”).
6.2Investment in Purchased Units. On any Investment Date, an Eligible Employee selected for participation pursuant to Section 5.2 may purchase an aggregate number of Units that is equal to or greater than the Investment Minimum; provided that the Committee may specify that Purchased Units may be acquired only in such minimum number of units (or such multiples of units) as the Committee shall determine. Notwithstanding the foregoing, in no event shall the aggregate value of Purchased Units acquired by any Participant pursuant to the Plan (as measured based on the Fair Market Value thereof on the Investment Date as of which such Purchased Units are acquired) exceed the Aggregate Investment Limit unless, and solely to the extent that, the Committee shall waive or increase the Aggregate Investment Limit at the request of the Participant or on its own initiative. For purposes of this Section 6.2, the “Investment Minimum” means (a) the Participant’s annual base salary amount (as in effect on the Investment Date) multiplied by such percentage as the Committee shall specify, divided by (b) the Fair Market Value of a Unit on the Investment Date, and the “Aggregate Investment Limit” means the product of (x) such multiple as the Committee shall specify as to any or all Participants and (y) the Participant’s annual base salary at the rate in effect on the applicable Investment Date or, in the case of any Director, the rate of annual base salary payable to the person serving as the Company’s Chief Executive Officer (or, if on such date there is no Chief Executive Officer, the person otherwise serving as the Company’s principal executive officer) on such Investment Date.

6.3Investment Procedure. To purchase Purchased Units on an Investment Date, an Eligible Employee must satisfy the following conditions:
(a)The Eligible Employee must execute, on or before the Investment Date, a Unit Purchase Agreement, in such written or electronic form as the Committee shall designate, specifying the number of Units he or she elects to purchase. The Eligible Employee may by written notice to the Committee revoke his or her election at any time prior to the Investment Date.
(b)If the Eligible Employee is offered the opportunity to finance, in whole or in part, the purchase of Purchased Units as of any Investment Date using a Unit Purchase Loan and elects to enter into such Unit Purchase Loan, the Eligible Employee must execute, on or before the Investment Date, a Loan Agreement, in such written or electronic form as the Committee shall designate.
(c)The Eligible Employee must deliver to the Committee on or before the Investment Date payment, in cash or cash equivalents, of the Purchase Price for the Purchased Units.
(d)Subject to the terms and conditions of any applicable Loan Agreement, in the event of an Underwritten Offering of the Units (or of securities of the Parent or an Affiliate), the Company has the right to require each of the Participants whose Unit Purchase Loan has not been repaid in full to tender to the Company for purchase at Fair Market Value such amount of Units as the Company believes will make the Unit Purchase Loan no longer outstanding.
6.4Distributions. Each Participant shall be entitled to receive any regular cash distributions that may be made from time to time on the Purchased Units in accordance with the terms of the Operating Agreement.
6.5Equity Rollover. Each Rollover Participant may continue his or her investment in the Company by continuing to hold Rollover Units held by such Rollover Participant immediately prior to the Rollover Date pursuant to the terms of the Securities Purchase Agreement (the “Equity Rollover”). Except as otherwise agreed to by the Company and a Rollover Participant, each Rollover Participant who participates in the Equity Rollover shall enter into a Matching Award Agreement that, among other things, will reflect the Matching Award made in respect of the Equity Rollover and will further enter into a Unit Purchase Agreement that, among other things, will acknowledge and confirm that any Purchased Units issued or held in connection with the Equity Rollover are subject to the terms and conditions hereof, including, without limitation, the provisions of Section 9. Any Purchased Units subject to the Equity Rollover shall be fully vested.

SECTION 7
Matching Awards

7.1Grant of Matching Awards.
(a)Grant. The Committee shall specify as to each Investment Date the Participants, if any, who shall receive a grant of a Matching Award in respect of the purchase of Purchased Units on such Investment Date and any conditions required to be met to receive such a Matching Award. The Committee shall also specify as to the RolloverDate the Participants, if any, who shall receive a grant of a Matching Award in respect of their Rollover Units and any conditions required to be met to receive such a Matching Award.
(b)Number of Units. If the Committee grants a Matching Award, the Committee shall determine the number of Class A Units subject to a Matching Award, which may be fixed or variable depending on Company performance or such other criteria or events as the Committee may determine. In no event, however, may the number of Class A Units subject to a Matching Award exceed the number of Purchased Units giving rise to such Matching Award.
(c)Vesting. Except as otherwise provided in Section 7.3, the Matching Award shall become fully vested on the 54-month anniversary of the Grant Date or such other date or dates as may be specified by the Committee.
(d)Forfeiture. Unless the Committee shall otherwise specify, if, and to the extent any of the Purchased Units are sold, transferred or otherwise disposed of by a Participant for any reason, the Matching Award (to the extent then-unvested) that was granted in respect of such Purchased Unit shall be forfeited. For the avoidance of doubt, if a Purchased Unit is sold, only the proportionate amount of the Matching Award (to the extent then-unvested) that was granted in respect of such Purchased Unit shall be forfeited.
(e)Aggregate Match. Notwithstanding the foregoing provisions of this Section 7.1, in no event shall a Matching Award be granted to a Participant at any Investment Date or on the Rollover Date which would result in such Participant having received in the aggregate (taking into account all prior Matching Awards) the opportunity to receive Units pursuant to Matching Awards having a Fair Market Value (measured at the Grant Date for each such Matching Award) greater than the Participant’s Aggregate Matching Limit.
7.2Matching Award Agreement. Each Matching Award grant shall be evidenced by a Matching Award Agreement setting forth the number of Class A Units to which the Matching Award pertains and such terms not inconsistent with the Plan as the Committee determines.
7.3Termination of Service. Except as otherwise provided in a Matching Award Agreement:

(a)Death or Disability. In the event a Participant’s Service terminates by reason of death or Disability, the portion of any Restricted Equity Units held by such Participant which has not theretofore become vested shall immediately become vested.
(b)Retirement. In the event a Participant’s Service terminates by reason of Retirement, any Matching Award granted to such Participant shall become vested, on a pro-rated basis, such that the aggregate number of Units in respect of such Matching Award in which such Participant shall become vested shall be equal to the number of Restricted Equity Units subject to such Matching Award times the Applicable Fraction, minus the number, if any, of such Restricted Equity Units that may have become vested prior to such date.
(c)Cause. Notwithstanding anything else contained in the Plan to the contrary, if the Participant’s service with the Company and its Affiliates is terminated for Cause, any Restricted Equity Units held by the Participant, whether or not vested, shall be forfeited in their entirety as of such termination.
(d)Other Terminations. In the event a Participant’s Service terminates other than by reason of death, Disability, Retirement, or Cause, any unvested portion of the Participant’s Restricted Equity Units as of the date of termination shall be forfeited and canceled on the date of termination.
(e)Committee Power to Accelerate. Notwithstanding the foregoing, the Committee may accelerate the vesting of all or a portion of a Matching Award at any time.
7.4Nontransferability of Matching Award. No Matching Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than to a Designated Beneficiary pursuant to Section 10.1. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.
7.5Change in Control. In the event of a Change in Control, any outstanding Restricted Equity Units shall become vested and payable to the extent, and subject to the conditions, provided in Section 8.
7.6Settlement.
(a)Publicly Traded Units. If the Units are or become Publicly Traded on or prior to the date at which Restricted Equity Units (other than Retirement Eligible Units) vest:(i) the Units related to such vested Restricted Equity Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Equity Units have become vested and (ii) Units related to Retirement Eligible Units shall be delivered promptly (and in all events within 60 days) following the earlier of the vesting date under Section 7.1(c) or the date of the Participant’s termination of employment, unless such Restricted Equity Units were granted at a time when the Units were not Publicly Traded, in which case they shall be delivered in accordance with Section 7.6(b) in all circumstances.

(b)Non-Publicly Traded Units. If the Units are not Publicly Traded as of the date at which the Restricted Equity Units vest, the Units related to such vested Restricted

Equity Units shall be delivered during the first Window Period coincident with or next following the earliest date at which Restricted Equity Units become vested (but, with respect to any Restricted Equity Units that are not Retirement Eligible Units, in no event later than the March 15 of the calendar year immediately following the year in which such Restricted Equity Units become vested). Any Restricted Equity Units that are Retirement Eligible Units and which were granted at a time that the Units were not Publicly Traded shall be delivered at the time that they would have been delivered pursuant to the immediately preceding sentence, regardless of whether the Units are Publicly Traded at the date of settlement, and assuming that there are always two Valuation Dates each year, as of June 30 and as of December 31. For the avoidance of doubt, for this purpose, Retirement Eligible Units are deemed to vest at the time provided in Section 7.3(a) 7.1(c) or upon a termination described in 7.3(a) or 7.3(b), if earlier.
(c)Alternative Settlement Mechanics. The Committee may in its sole discretion establish alternative settlement mechanics in a Matching Award Agreement to the extent it determines to necessary in order to give effect to the intent that Matching Awards be exempt from or comply with Section 409A.
7.7Other Conditions. The Committee may impose such other conditions and restrictions on any Restricted Equity Units as it deems advisable and sets forth in the Matching Award Agreement, including, without limitation, vesting restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service, and/or restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section 7.7 as to any given Matching Award will lapse all at once or in installments.
7.8Participant to Have No Rights as a Member. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Units underlying any Restricted Equity Units, the Participant will have no rights as a member of the Company with respect to those Units.
SECTION 8
CHANGE IN CONTROL
8.1Double Trigger Protection upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Matching Award outstanding under the Plan shall be honored or assumed (in a manner that is intended to be Section 409A compliant), or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the entity for which the Participant will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if the Participant's Service is terminated upon or following such Change in Control by the Company other than for Cause or by the Participant for Good Reason within 24 months following the Change in Control, the Participant's rights under each such Alternative Award shall become fully vested and payable, in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 8.4 hereof). In addition, any such Alternative Award must:

(i)provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Matching Award, including, but not limited to, an identical or better vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Matching Award that provide for accelerated vesting); and
(ii)have substantially equivalent economic value to such Matching Award (as determined by the Committee as constituted immediately prior to the Change in Control).

8.2Accelerated Vesting and Payment. Notwithstanding the provisions of Section 8.1, the Committee may otherwise determine that, upon the occurrence of a Change in Control, each outstanding Restricted Equity Unit (or any class of Restricted Equity Units) shall become vested and shall be immediately payable in Units (or, if so directed by the Committee, cash in an amount equal to the Fair Market Value of the Units that would otherwise have been deliverable to the Participant).
8.3Section 409A. Notwithstanding the foregoing provisions of this Section 8, any Retirement Eligible Units or other Restricted Equity Units that are nonqualified deferred compensation subject to Section 409A) shall not become payable at the time specified under the provisions of Section 8.1 or 8.2. Instead, to the extent that any such Retirement Eligible Units or other Restricted Equity Units that are nonqualified deferred compensation subject to Section 409A become vested in accordance with the terms of the Plan (including Section 8.1 or 8.2 hereof) or the applicable Matching Award Agreement, such Restricted Equity Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control.
8.4Provisions Related to Golden Parachute Excise Tax.
(a)Change in Control When the Units are Not Publicly Traded. Notwithstanding anything to the contrary contained in the Plan, to the extent that, upon a Change in Control prior to the time at which the Units (or if applicable, shares of Parent or its affiliate) have become Publicly Traded, any of the payments and benefits provided for under the Plan, any Matching Award Agreement or any other agreement or arrangement between the Company or any of its Affiliates and a Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). If, upon a Change in Control prior to the time at which the Units (or if applicable, shares of Parent or its affiliate) have become Publicly Traded, the Parachute Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to this Section 8.4(a) could be paid without the loss of a deduction under Section 280G of the Code if the shareholder approval exception to treatment as a Parachute Payment can be and is satisfied, then the Company, or if applicable the Parent, shall use its reasonable best efforts to cause such Parachute Payments to be submitted for such approval in accordance with Section 280G(b)(5)(B) prior to the Change in Control giving rise to such Parachute Payments. If such approval is received, any reduction or forfeiture pursuant to the Section 8.4(a) shall be reversed, and the subject amount shall be payable to the Participant without regard to this Section 8.4.

(b)Change in Control When the Units are Publicly Traded. If upon a Change in Control occurring at any time that the Units (or if applicable, shares of Parent or its affiliate) are Publicly Traded, any Payments would constitute Parachute Payments, then, if and solely to the extent that reducing the benefits payable hereunder would result in the Participant receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by the Participant do not exceed the Safe Harbor Amount.
(c)Order of Reduction in Payments. Any reduction in the amount of compensation or benefits effected pursuant to this Section 8.4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to the Participant, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to the Participant.
8.5Suspension of Matching Awards Pending Consummation of a Change in Control. In the event that a Participant’s Service is terminated by the Company other than for Cause following the execution of an agreement, the consummation of which would constitute a Change in Control, but prior to the consummation of such agreement, then, notwithstanding the provisions of Section 7.3 (or any corresponding provision of any underlying Matching Award Agreement), any portion of the Matching Awards held by such Participant that are not vested at the date of such termination shall not be forfeited as of such date (except to the extent provided in this Section 8.5). Instead, such Matching Awards shall be suspended and remain outstanding until the consummation of such agreement, in which case they will be treated in the same manner as Matching Awards held by other similarly situated Participants pursuant to this Section 8 and, for purposes of applying the provisions of Section 8.1 or 8.3, the Participant shall be treated as if the Participant’s termination of employment by the Company without Cause occurred immediately following the Change in Control. If such agreement is terminated without being consummated, or otherwise fails to be consummated within 180 days following its execution, then the unvested Matching Awards held by a Participant described in this Section 8.5 shall be deemed to have been forfeited as of the date of such Participant’s termination of employment. For the avoidance of doubt, if any Matching Awards subject to this Section 8.5 do not become vested in accordance with this Section 8.5, they shall for all purposes of this Plan and any underlying Matching Award Agreement be treated as though they had been forfeited at the date of the Participant’s termination and as though this Section 8.5 did not apply.
SECTION 9
UNIT RESTRICTIONS AND PURCHASE AND SALE RIGHTS
9.1Restrictions.
(a)In General. The Committee may impose such restrictions on any Units as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Units are then listed and/or traded, and under any blue sky or state securities laws.
(b)Nontransferability. Purchased Units, whether through purchase or pursuant to the Equity Rollover, and any Units received in respect of the vesting of a Matching Award, cannot be sold, exchanged, conveyed or in any way transferred other than (i) to the Company or the Parent, (ii) by will or the laws of descent and distribution, (iii) pursuant to the exercise of a tag-along right under Section 8.3(a) of the Operating Agreement, a drag-along right under Section 8.3(c) of the Operating Agreement, the buyout right under Section 8.3(e) of the Operating Agreement or Parent’s call right under Section 8.3(f) of the Operating Agreement, or (iv) if specified in a Unit Purchase Agreement or Matching Award Agreement, to a Participant Permitted Transferee. Any Units sold, exchanged, conveyed or in any way transferred pursuant to subsection (ii) or (iv) hereof may only be sold, exchanged, conveyed or in any way transferred by the transferee in accordance with this Section 9.1(b) and shall be subject in all respects to the terms of the Plan. For any such transfer to be effective, the Participant Permitted Transferee or other recipient of any Units shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of by the Participant Permitted Transferee or other transferee of the terms and conditions of the Plan and the Unit Purchase Agreement or Matching Award Agreement applicable to the Participant. For the avoidance of doubt, any transfer to a Participant Permitted Transferee shall provide such Participant Permitted Transferee the rights that were available to the Participant (and in no event any rights greater than were available to the Participant), and all restrictions on and obligations of the Participant with respect to the transferred Units or Matching Award granted in respect of such transferred Units shall continue to be applicable with the respect to such Units or Matching Award, with all conditions, rights and obligations related to Service continuing to be determined based on the Service of the Participant.
(c)Irrevocable Proxy. As a condition to receiving any Units or Matching Award hereunder, the Committee may at any time (including, without limitation, after the date the Units are transferred to the Participant) require that a Participant execute an irrevocable proxy in favor of such Person(s) as the Committee shall specify, in such form as the Committee shall prescribe.
(d)Limitation of Restrictions and Rights. The provisions of Sections 9.1(b), 9.1(c), 9.4 and 9.5 shall cease to apply at any time that the Units are Publicly Traded.
9.2Additional Conditions of Transfer. The Company shall not be required (i) to transfer on its books any Units that have been sold or transferred or (ii) to treat as owner of such Units, to accord the right to vote as such owner or to pay distributions to, any transferee to whom such

Units have been transferred in violation of the Plan or any Matching Award Agreement.
9.3Legend. If certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the transfer of any Units shall be stamped or otherwise imprinted with such legend as the Committee requires.
9.4Participant’s Put Right.
(a)In Service. Unless otherwise provided in a Unit Purchase Agreement or Matching Award Agreement and except in respect of Rollover Units held by an Excluded Participant, a Participant that is still providing Service to the Company or an Affiliate shall have the right to require the Company to purchase any Units that are Purchased Units at their then Fair Market Value in any Window Period so long as, at the date of such purchase, the Purchased Units being put to the Company for purchase are Matured Units. Commencing with the first Window Period following the fifth anniversary of the Investment Date in respect of which a Matching Award is granted, a Participant that is still providing Service to the Company or an Affiliate shall have the right to require the Company to purchase during such Window Period or any subsequent Window Period any or all of his Units that relate to such Matching Award and that are Matured Units, at their then Fair Market Value.
(b)Following Termination of Service. If a Participant’s Service with the Company and its Affiliates terminates due to death, Disability, or Retirement, the Participant can, unless otherwise provided in a Unit Purchase Agreement or Matching Award Agreement and except in respect of Rollover Units held by an Excluded Participant, require the Company to purchase any or all of his Matured Units (regardless of whether Purchased Units or related to a Matching Award) by delivery of a put notice during any Window Period occurring immediately following any of the three Valuation Dates coincident with or next following the date of the Participant’s separation from Service. If a Participant’s Service with the Company and its Affiliates terminates for any other reason than one specified in the immediately preceding sentence, the Participant can, unless otherwise provided in a Unit Purchase Agreement or Matching Award Agreement, require the Company to purchase any or all of his or her Matured Units (regardless of whether Purchased Units or related to a Matching Award) by delivery of a put notice during the Window Period occurring immediately following the Valuation Date coincident with or next following the date of the Participant’s separation from Service or, to the extent that any Units held by such person at such time are not Matured Units, in the first Window Period in which the Units are Matured Units. If the Participant’s Service with the Company and its Affiliates is terminated for Cause, then the put price shall be an amount equal to the lower of (i) the Participant’s cost and (ii) the Fair Market Value determined as of the applicable Valuation Date. For this purpose, (x) cost with respect to Units issued upon settlement of Restricted Equity Units will mean the value included in the Participant’s income at the time the corresponding Units were distributed or issued to the Participant and (y) cost with respect to a Rollover Unit shall be the “Closing Date Value” set forth in the Unit Purchase Agreement applicable to such Rollover Unit. In all other cases, the put right shall be at the Fair Market Value determined at the applicable Valuation Date.
(c)Put rights in respect of Rollover Units held by an Excluded Participant shall be as set forth in the Operating Agreement or in any other agreement entered into between such Excluded Participant and the Company or its subsidiary.
9.5Call Right Following Termination of Service. The Company shall have the right to repurchase (i.e., “call”) from the Participant, and, if such right shall be exercised, the Participant shall sell to the Company or the Parent, as applicable, all of the Participant's Matured Units during the Window Period immediately following either of the next two Valuation Dates following the date the Participant’s service with the Company and its Affiliates terminates. If the Participant’s Service with the Company and its Affiliates is terminated for Cause, then the call price shall be an amount equal to the lower of (i) the Participant’s cost and (ii) the Fair Market Value determined as of the applicable Valuation Date. For this purpose, (x) cost with respect to Units issued upon settlement of Restricted Equity Units will mean the value included in the Participant’s income at the time the corresponding Units were distributed or issued to the Participant and (y) cost with respect to a Rollover Unit shall be the “Closing Date Value” set forth in the Unit Purchase Agreement applicable to such Rollover Unit. In all other cases, the call right shall be at the Fair Market Value determined at the applicable Valuation Date. The call right held by the Company pursuant to this Section 9.5 is in addition to the call right granted to Parent pursuant to Section 8.3(f) of the Operating Agreement and either such right may be exercised in accordance with its terms in the sole discretion of the Parent Board, provided, that if (i) the Company terminates a Participant without Cause following the fifth anniversary of the “Effective Date” (as defined in the Operating Agreement) and elects to exercise its call right under this Section 9.5 in respect of such termination and (ii) the “Per Unit Purchase Price” (as defined in the Operating Agreement) calculated as of the first day of the Window Period in which such call right is exercised is greater than the Fair Market Value of a Unit applicable to such Window Period, the call price for such Units shall be the Per Unit Purchase Price.
9.6Payment of Purchase Price upon Put or Call.
(a)General Rule. Except as otherwise provided herein, the purchase price in respect of the exercise of any put right pursuant to Section 9.4 or call pursuant to Section 9.5 shall be payable in a single lump sum in cash within 30 days of the date such right is exercised.
(b)Limitation of Cash Payments. Notwithstanding the put and call rights specified in Sections 9.4 and 9.5, nor the provisions of Section 9.6(a), no put or call may be exercised if doing so at such time would cause the Company or the Parent to be in breach of any provision of any financing agreement. If any such put or call right can be exercised without a breach so long as the consideration paid for the Units is in the form of a promissory note (rather than cash), the put or call shall be effected for a promissory note (with interest at a rate consistent with then prevailing interest rates, as determined by the Committee, but in no event less than the then prevailing applicable federal rate) payable when, and to the extent, that cash payments can be made without the occurrence of such a breach. If a promissory note cannot be used without a breach, the put or call right will be suspended and be eligible to be exercised during the Window Period immediately following the first Valuation Date at which it can be exercised (for cash or for a promissory note) without breaching any such financing agreement.
(c)Alternative Means of Payment. The Company may elect either to suspend any put right and/or to pay the proceeds payable upon the exercise of any put or call via a promissory note (with interest at a rate consistent with then prevailing interest rates, as determined by the Committee, but in no event less than the then prevailing applicable federal rate) if the total cash payable in respect of all puts and calls occurring during the current Window Period, together with any puts and calls exercised during any prior Window Period that the Committee specifies shall be included in determining whether the aggregate cap is exceeded, would exceed $2,000,000 (or such greater or lesser dollar amount that the Committee shall specify from time to time, provided that any change to reduce the amount available shall be decided in the year prior to the year in which it becomes effective). If this cap is exceeded (or any comparable cap applicable under a financing agreement), any cash available with respect to such Window Period date shall be applied in the following order of priority:
1)to satisfy any promissory note previously issued in connection with the redemption or repurchase of any Units;
2)to satisfy any put exercised following a Participant’s death, Disability, or Retirement;
3)to satisfy any call exercised following a termination of Service; and
4)to satisfy any in-Service put.
If there is not sufficient cash to satisfy all claims in the same order of priority, then the available cash will be applied pro-rata to all claims in the same priority category, based on the gross amounts owed.
9.7Tag-Along Right. All Units held by a Participant shall be subject to the tag-along rights set forth in Section 8.3(a) of the Operating Agreement.
9.8Drag-Along Right. All Units held by a Participant shall be subject to the drag-along rights set forth in Section 8.3(c) of the Operating Agreement.

SECTION 10
BENEFICIARY DESIGNATION
10.1Subject to the written consent of the Participant’s spouse, if any, in such form as shall be acceptable to the Company, each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her benefits under the Plan. Each beneficiary designation shall revoke all prior designations by the same Participant, must be in a form prescribed by the Company and must be made during the Participant’s lifetime. If a Designated Beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
SECTION 11
BREACH OF RESTRICTIVE COVENANTS
11.1Subject to the provisions of applicable law, if the Participant breaches, whether during or after termination of Service, a nonsolicitation, noncompetition, confidentiality, or other restrictive covenant agreement by which he or she is bound, then in addition to any other penalties or restrictions that may apply under any such agreement, applicable law, or otherwise, the Participant shall forfeit:

(a)any vested or unvested Matching Awards and any Units received in respect of a Matching Award held by him or her; and
(b)any profit the Participant realized from the sale of Units to the Company pursuant to Section 9.4 or Section 9.5 (i) within the six-month period immediately preceding the Participant’s termination of Service or (ii) after terminating Service. For purposes of this Section 11.1(b), “profits” in respect of Rollover Units shall mean the amount by which the put or call price of the Rollover Units, as applicable, exceeds the aggregate “Closing Date Value” set forth in the Unit Purchase Agreement applicable to such Rollover Units.
SECTION 12
RIGHTS OF PARTICIPANTS
12.1Service. Nothing in the Plan or any Matching Award Agreement or other document provided pursuant to the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time, or confer upon any Participant any right to continue in the Service of the Company or any Affiliate. The purchase of Purchased Units, the acquisition of Purchased Units pursuant to the Equity Rollover, or the grant of a Matching Award under the Plan shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
12.2Participation. No Employee or Director shall have the right to purchase Purchased Units under the Plan, or, having received Purchased Units, to purchase Purchased Units in the future.

SECTION 13
AMENDMENT OR TERMINATION, ADJUSTMENTS TO AWARDS
13.1Amendment, Modification and Termination. The Parent Board may at any time and from time to time alter, amend, modify or terminate the Plan in whole or in part, without the approval of the Company’s equityholders, except to the extent such approval is required by law. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Purchased Units or Matching Awards under the Plan, or accept the surrender of outstanding Matching Awards and grant new Matching Awards in substitution of them, in order to comply with the requirements of applicable law or otherwise. Notwithstanding the foregoing, no modification of Purchased Units or Matching Awards shall, without the prior written consent of the Participant, materially alter or impair any rights or obligations under any Purchased Units or Matching Awards already granted under the Plan, except such an amendment made to comply with the requirements of applicable law.
13.2Adjustments upon the Occurrence of Certain Events.

(a)In General. If the Units, as currently constituted, are changed into or exchanged for a different number or kind of units or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of units, or otherwise, but not including an Underwritten Offering or other capital infusion from any source) or if the number of Units is increased through a distribution or if the Company shall pay an extraordinary dividend (within the meaning of Section 424(a) of the Code and the regulations thereunder), then the Committee shall substitute for or add to each Unit underlying a Matching Award the number and kind of units or other securities into which each outstanding Unit was changed, for which each such Unit was exchanged, or to which each such Unit is entitled, as the case may be, which units or other securities shall be subject to the same terms and conditions as the underlying Matching Award.

(b)Reciprocal Transactions. The Committee shall make an appropriate and proportionate adjustment to a Matching Award, and/or grant an additional Matching Award to the holder of any outstanding Matching Award, to compensate for a material diminution in the intrinsic value of the Units resulting from any reciprocal transaction, in all cases as the Committee determines to be equitable under the circumstances in its sole discretion.
(c)Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, make adjustments in the terms and conditions of Matching Awards or Purchased Units (other than Rollover Units).
(d)Notice. The Committee shall give notice of any adjustment to each Participant who holds an award that has been adjusted and the adjustment (whether or not such notice is given) shall be effective and binding for all Plan purposes.
(e)Section 409A. Notwithstanding any provision herein to the contrary, no adjustment shall be made under this Section 13.2 to the extent it would give rise to adverse tax consequences under Section 409A.
13.3Fractional Units. Fractional Units, whether resulting from any adjustment in Matching Awards or Purchased Units pursuant to Section 13.2 or otherwise, may be settled in cash or otherwise as the Committee determines.
SECTION 14
MISCELLANEOUS PROVISIONS
14.1Tax Withholding. The Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Units) sufficient to satisfy any Withholding Tax. In the event that any such Withholding Tax shall be satisfied by withholding Units otherwise deliverable upon the vesting of any Matching Award, such Withholding Tax shall be effected on the basis of the minimum statutory withholding required at law (even if the expected tax liability of the Participant in respect of the Matching Award would be greater than such minimum required withholding), unless full withholding can be effected without adverse financial accounting consequences to the Parent or the Company. In all other cases, the Company shall determine the Withholding Tax pursuant to any method permissible under applicable law.

14.2Successors. All obligations of the Company under the Plan or any Unit Purchase Agreement or Matching Award Agreement shall be binding on any successor to the Company whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Company’s securities, or a merger or consolidation, or otherwise.
14.3Continued Effect of Matching Award Agreement. To the extent that the Plan or a Participant’s Matching Award Agreement contain provisions that are intended to have effect after the date(s) as of which the Participant’s rights in respect to the underlying Matching Award become vested (including, but not limited to, following the date of the Participant’s termination of Service), such Matching Award and any Units issued in respect of such Matching Award shall continue to be subject to the terms of the Plan and the applicable Matching Award Agreement.
14.4Legal Construction.
(a)Number. Except where otherwise indicated by the context, any plural term used in the Plan includes the singular and any singular term includes the plural.
(b)Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(c)Termination of Service. As used in the Plan, the phrase “termination of Service” and similar terms means a “separation from service” within the meaning of Section 409A. If and to the extent applicable, if a Participant is deemed be a “specified employee” within the meaning of Section 409A, any payment due hereunder that is deferred compensation subject to Section 409A and payable upon a separation from service shall be delayed until six months and one day following such separation.
(d)Operating Agreement. The Units issued under this Plan, including Units issued in respect to a vested Matching Award, shall be subject to the terms of the Operating Agreement. To the extent of any inconsistency between the terms of this Plan and the terms of the Operating Agreement, the terms of the Plan shall control.
(e)Publicly Traded Units. All references herein to the Units as Publicly Traded securities and any similar statements shall be construed to mean securities of a successor to the Company or a wholly-owned subsidiary of the Company which have been the subject of an Underwritten Offering.
14.5Business Day. In the event the day prescribed for the performance of any act under the Plan, or deadline by which such act must be performed, shall fall on a day other than a Business Day, such day or deadline shall be extended until the close of business on the next succeeding Business Day.

14.6Requirements of Law. The purchase of Purchased Units, the Equity Rollover, the granting of Matching Awards, the issuance of Units, and the payment of cash under the Plan shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

14.7Securities Law Compliance.
(a)As to any individual who is, on the relevant date, an officer, director or greater than 10% percent beneficial owner of any class of the Company’s or Parent’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
(b)To the extent the Committee deems it necessary, appropriate or desirable to comply with state securities laws or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Purchased Units or Matching Awards granted to Participants, including rules that differ from those set forth in the Plan, and (ii) grant Purchased Units or Matching Awards to such Participants in accordance with those rules that would require the application of the securities laws of any state.
14.8Data Protection. By accepting the opportunity to purchase Purchased Units and to become eligible for a Matching Award, a Participant shall agree to permit the Company , the Parent and their respective affiliates to process personal data and sensitive personal data about the Participant in connection with the Plan. Such data includes, but is not limited to, the information provided in the Participant’s grant documents and any changes thereto, other appropriate personal and financial data, and information about the Participant’s participation in the Plan and Units granted under the Plan from time to time (collectively, “Personal Data”). A Participant consents to each and any of the Company, the Parent and their respective affiliates processing and transferring any Personal Data outside the country in which the Participant works or is employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company, the Parent and their respective affiliates, the Committee and the Parent Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Parent Board involves in the administration of the Plan. The Company, the Parent and their respective affiliates will take all reasonable measures to keep Personal Data confidential and accurate. A Participant can access and correct their Personal Data by contacting their human resources representative. By accepting participation in the Plan, a Participant agrees and acknowledges that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit his or her ability to participate in the Plan.
14.9Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments or deliveries of Units not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.
14.10Non-U.S. Based Employee. Notwithstanding any other provision of the Plan to the contrary, the Committee may make awards to Employees who are not citizens or residents of the United States, or to Employees outside the United States, on terms and conditions that are different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the Committee may, without amending the Plan, establish or modify rules, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.
14.11Governing Law. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

EXHIBIT III

INSOMNIA MATCHING REU AWARD AGREEMENT

Final Form

MATCHING AWARD AGREEMENT TERMS AND CONDITIONS UNDER INSOMNIA COOKIES HOLDINGS, LLC EXECUTIVE OWNERSHIP PLAN
(As Effective September 17, 2018)

This Matching Award Agreement (the “Agreement”) evidences the grant effective on December , 2023 (the “Grant Date”) of an award of Restricted Equity Units (the “Restricted Equity Units”) by Insomnia Cookies Holdings, LLC, a Delaware limited liability company (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Insomnia Cookies Holdings, LLC Executive Ownership Plan (the “Plan”).
1.Restricted Equity Unit Grant. In accordance with the terms of the Plan and subject to this Agreement, as of the Grant Date the undersigned Participant (“you”) are hereby granted Restricted Equity Units in respect of 15,699 Class A Units. The Restricted Equity Units, any Units acquired upon settlement thereof are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.
2.Vesting Period for Restricted Equity Units.
(a)In General. The Restricted Equity Units shall vest as follows: (i) sixty percent (60%) of the Restricted Equity Units shall vest on the 36-month anniversary of the Grant Date, (ii) an additional twenty percent (20%) of the Restricted Equity Units shall vest on the 48- month anniversary of the Grant Date, and (iii) the remaining twenty percent (20%) of the Restricted Equity Units shall vest on the 60-month anniversary of the Grant Date, provided that, in each case, you have remained in continuous Service through the applicable vesting date.
(b)Death or Disability. The Restricted Equity Units shall vest in full in the event of your termination of Service by reason of death or Disability.
(c)Retirement. If before the Restricted Equity Units have otherwise become vested your Service terminates by reason of Retirement, then the Restricted Equity Units shall (i) immediately become vested with respect to the Applicable Fraction of the Restricted Equity Units, and (ii) be immediately forfeited and canceled with respect to the remaining Restricted Equity Units. For purposes of applying the Applicable Fraction to the Restricted Equity Units under this Section 2(c), the numerator shall be the number of full months elapsed between the applicable Grant Date and the date of your termination, and the denominator shall be sixty (60).
(d)Change in Control. In the event of a Change in Control, any Restricted Equity Units then outstanding shall continue in effect or shall become vested and payable, in either case, as provided in, and subject to the conditions of, Section 4.
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3.Settlement of Restricted Equity Units.
(a)Timing of Settlement.
(i)Publicly Traded Units. If the Units are or become Publicly Traded on or prior to the date at which Restricted Equity Units (other than Retirement Eligible Units) vest:(i) the Units related to such vested Restricted Equity Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Equity Units have become vested and (ii) Units related to Retirement Eligible Units shall be delivered promptly (and in all events within 60 days) following the earlier of the vesting date under Section 2(a) or the date of the Participant’s termination of employment, unless such Restricted Equity Units were granted at a time when the Units were not Publicly Traded, in which case they shall be delivered in accordance with Section 3(a)(ii) in all circumstances.
(ii)Non-Publicly Traded Units. If the Units are not Publicly Traded as of the date at which the Restricted Equity Units vest, the Units related to such vested Restricted Equity Units shall be delivered during the first Window Period coincident with or next following the earliest date at which Restricted Equity Units become vested (but, with respect to any Restricted Equity Units that are not Retirement Eligible Units, in no event later than the March 15 of the calendar year immediately following the year in which such Restricted Equity Units become vested). Any Restricted Equity Units that are Retirement Eligible Units and which were granted at a time that the Units were not Publicly Traded shall be delivered at the time that they would have been delivered pursuant to the immediately preceding sentence, regardless of whether the Units are Publicly Traded at the date of settlement, and assuming that there are always two Valuation Dates each year, as of June 30 and as of December 31. For the avoidance of doubt, for this purpose, Retirement Eligible Units are deemed to vest at the time provided in Section 2(a)or upon a termination described in Section 2(b) or 2(c), if earlier.
(b)Irrevocable Proxy. As a condition to receiving any Units in settlement of any vested Restricted Equity Units, you are required to execute an irrevocable proxy in the form attached hereto as Appendix A.
(c)Withholding Obligation. Upon settlement of any Restricted Equity Units, any applicable Withholding Tax must be satisfied either (i) by you paying the amount of required Withholding Tax to the Company in cash, (ii) by you delivering to the Company that number of whole Matured Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) from the Units issuable in respect of the Restricted Equity Units or (iv) by a combination of the foregoing; provided, however, that if and to the extent that the Withholding Tax is satisfied using Units issuable in settlement of the Restricted Equity Units and if necessary to avoid an adverse financial accounting consequence for the Company, the applicable
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Withholding Tax shall be based on the minimum amount required to be withheld at applicable law. If you elect not to satisfy the Withholding Tax using Units in settlement of the Restricted Equity Units, but do not otherwise satisfy the amount of required Withholding Tax by delivery of cash or Matured Units to the Company, the Company will withhold from the Units to be delivered the minimum amount of funds required to cover any Withholding Tax required to be withheld by the Company by reason of such settlement.

4.Change in Control.
(a)Double Trigger Protection Upon a Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Matching Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the entity for which you will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if your Service is terminated upon or following such Change in Control (x) by the Company other than for Cause or (y) by you for Good Reason, in either case, within 24 months following the Change in Control, your rights under each such Alternative Award shall become fully vested and payable in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 4(d) hereof). In addition, any such Alternative Award granted to you must:
(i)provide you with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the corresponding Matching Award, including, but not limited to, an identical or better vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Matching Award that provide for accelerated vesting); and

(ii)have substantially equivalent economic value to such Matching Award (as determined by the Committee as constituted immediately prior to the Change in Control).

(b)Accelerated Vesting and Payment. Notwithstanding the provisions of Section 4(a), the Committee may otherwise determine that, upon the occurrence of a Change in Control, all or any portion of the Restricted Equity Units that are then still outstanding shall become vested and shall be immediately payable in Units (or, if
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so directed by the Committee, cash in an amount equal to the Fair Market Value of the Units that would otherwise have been deliverable to you).
(c)Deferred Compensation Subject to Section 409A. Notwithstanding the foregoing provisions of this Section 4, any Retirement Eligible Units or other Restricted Equity Units that are nonqualified deferred compensation subject to Section 409A) shall not become payable at the time specified under the provisions of Section 4(a) or 4(b). Instead, to the extent that any such Retirement Eligible Units or other Restricted Equity Units that are nonqualified deferred compensation subject to Section 409A become vested in accordance with the terms of the Plan (including Section 4(a) or 4(b) hereof), such Restricted Equity Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control.

(d)Provisions Related to Golden Parachute Excise Tax.
(i)Change in Control When the Units are Not Publicly Traded. Notwithstanding anything to the contrary contained in this Agreement, to the extent that, upon a Change in Control prior to the time at which the Units have become Publicly Traded, any of the payments and benefits provided for under the Plan, any Matching Award Agreement or any other agreement or arrangement between the Company or any of its Affiliates and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code (a “Parachute Payment”), the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to Section 280G of the Code (the “Excise Tax”). If, upon a Change in Control prior to the time at which the Units have become Publicly Traded, the Parachute Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to this Section 4(d)(i) could be paid without the loss of a deduction under Section 280G of the Code if the shareholder approval exception to treatment as a Parachute Payment can be and is satisfied, then the Company shall use its reasonable best efforts to cause such Parachute Payments to be submitted for such approval in accordance with Section 280G(b)(5)(B) prior to the Change in Control giving rise to such Parachute Payments. If such approval is received, any reduction or forfeiture pursuant to this Section 4(d)(i) shall be reversed, and the subject amount shall be payable to you without regard to this Section 4(d)(i).
(ii)Change in Control When the Units are Publicly Traded. If upon a Change in Control occurring at any time that the Units are Publicly Traded, any Payments would constitute Parachute Payments, then, if and solely to the extent that reducing the benefits payable hereunder would result in your receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable
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on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by you do not exceed the Safe Harbor Amount.
(iii)Order of Reduction in Payments. Any reduction in the amount of compensation or benefits effected pursuant to this Section 4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to you.

5.Nontransferability of Restricted Equity Units; Transferability of Units.
(a)The Restricted Equity Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and all rights with respect to the Restricted Equity Units shall be available during your lifetime only to you or your guardian or legal representative. The Committee may, in its sole discretion, require your guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of you.
(b)Units issued in settlement of Restricted Equity Units cannot be sold, exchanged, conveyed or in any way transferred other than (i) to the Company or the Parent, (ii) by will or the laws of descent and distribution, (iii) pursuant to the exercise of a tag-along right under Section 8.3(a) of the Operating Agreement, a drag-along right under Section 8.3(c) of the Operating Agreement or the buyout right under Section 8.3(e) of the Operating Agreement, or (iv) to a Participant Permitted Transferee.
The Company will not be required (i) to transfer on its books any Units that have been sold or transferred, or (ii) to treat as the owner of such Units, to accord the right to vote as such an owner or to pay dividends to any transferee to whom such Units have been transferred in violation of the Plan or this Agreement.
(c)You acknowledge and agree that the Restricted Equity Units granted in accordance with this Agreement were granted to you because you purchased Units (the “Purchased Units”) from the Company having a value at least equal to your minimum investment amount as communicated to you and in effect at the date of purchase. Except as provided in the last sentence of this Section 5(c), if you transfer any such Purchased Units prior to the date that all of the Restricted Equity Units subject to this Agreement have become vested you shall forfeit a corresponding portion of Restricted Equity Units for each Purchased Unit you transfer. The portion so forfeited shall be determined by multiplying the number of Restricted Equity Units granted hereunder by a fraction, the numerator of which is the number of Purchased Units so transferred and the denominator of which is the total number of Purchased Units that are still held as of immediately prior to such transfer. However, no forfeiture shall occur under this Section 5(c) upon a transfer
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of Purchased Units (i) pursuant to Section 10 or 11 hereof or (ii) to a Participant Permitted Transferee, so long as following such transfer all of the transfer and forfeiture restrictions otherwise applicable in respect of your Purchased Units continue to apply to such Participant Permitted Transferee on the same terms as applied to you immediately prior to such transfer.
6.Put Right.
(a)In Service. Commencing with the first Window Period following the fifth anniversary of the Grant Date in respect of the Restricted Equity Units, while you are still providing Service to the Company or an Affiliate you shall have the right to require the Company to purchase during such Window Period or any subsequent Window Period any or all of your Units received in settlement of vested Restricted Equity Units and that are Matured Units at their then Fair Market Value.

(b)Following Termination of Service. If your Service with the Company and its Affiliates terminates due to death, Disability or Retirement, you (or your representative or Participant Permitted Transferees) can require the Company to purchase any or all of your Matured Units that were acquired in connection with the vesting of Restricted Equity Units by delivery of a put notice during any Window Period occurring immediately following any of the three Valuation Dates coincident with or next following the date of your separation from Service. If your Service with the Company and its Affiliates terminates for any other reason than one specified in the immediately preceding sentence, you (or your representative or Permitted Transferees) can require the Company to purchase any or all of your Matured Units that were acquired in connection with the vesting of Restricted Equity Units by delivery of a put notice during the Window Period occurring immediately following the Valuation Dates coincident with or next following the date of your separation from Service or, to the extent that the Units held by such person at such time are not Matured Units, in the next Window Period in which the Units are Matured Units. If your Service is terminated by the Company or any of its Affiliates for Cause, then the put price shall be an amount equal to the lower of
(i) your cost and (ii) the Fair Market Value determined as of the applicable Valuation Date. For this purpose, cost with respect to Units issued upon settlement of Restricted Equity Units will mean the value included in your income at the time the corresponding Units were distributed to you. In all other cases, the put right shall be at the Fair Market Value determined at the applicable Valuation Date.
7.Call Right of the Company Following Termination of Service. The Company shall have the right to repurchase (i.e., “call”) from you and, if such right shall be exercised, you shall sell to the Company, all of your Matured Units during the Window Period immediately following either of the two Valuation Dates next following the date your Service with the Company and its Affiliates terminates. If your Service is terminated by the Company or any of its Affiliates for Cause, then the call price shall be an amount equal
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to the lower of (i) your cost and (ii) the Fair Market Value determined as of the applicable Valuation Date. For this purpose, cost with respect to Units issued upon settlement of Restricted Equity Units will mean the value included in your income at the time the corresponding Units were distributed to you. In all other cases, the call right shall be at the Fair Market Value determined at the applicable Valuation Date.
8.Payment of Purchase Price upon Put or Call.
(a)General Rule. Except as otherwise provided herein, the purchase price in respect of the exercise of any put right pursuant to Section 6 or call right pursuant to Section 7 shall be payable in a single lump sum in cash within 30 days of the date such right is exercised.
(b)Limitation of Cash Payments. Notwithstanding the put and call rights specified in Sections 6 and 7, or the provisions of Section 8(a) of this Agreement, no put or call may be exercised if doing so at such time would cause the Company to be in breach of any provision of any financing agreement. If any such put or call right can be exercised without a breach so long as the consideration paid for the Matured Units is in the form of a promissory note (rather than cash), the put or call shall be effected for a promissory note (with interest at a rate consistent with then prevailing interest rates, as determined by the Committee, but in no event less than the then prevailing applicable federal rate) payable when, and to the extent, that cash payments can be made without the occurrence of such a breach. If a promissory note cannot be used without a breach, the put or call right will be suspended and be eligible to be exercised during the Window Period immediately following the first Valuation Date at which it can be exercised (for cash or for a promissory note) without breaching any such financing agreement.

(c)Alternative Means of Payment. The Company may elect either to suspend any put right and/or to pay the proceeds payable upon the exercise of any put or call via a promissory note (with interest at a rate consistent with then prevailing interest rates, as determined by the Committee, but in no event less than the then prevailing applicable federal rate) if the total cash payable in respect of all puts and calls occurring during the current Window Period, together with any puts and calls exercised during any prior Window Period that the Committee specifies shall be included in determining whether the aggregate cap is exceeded, would exceed
$2,000,000 (or such greater or lesser dollar amount that the Committee shall specify from time to time, provided that any change to reduce the amount available shall be decided in the year prior to the year in which it becomes effective). If this cap is exceeded (or any comparable cap applicable under a financing agreement), any cash available with respect to such Window Period date shall be applied in the following order of priority:
i)to satisfy any promissory note previously issued in connection with the redemption or repurchase of any Units;
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ii)to satisfy any put exercised following the death, Disability or Retirement of a Participant under the Plan or the LTIP;
iii)to satisfy any call exercised following a termination of Service; and
iv)to satisfy any in-Service put.
If there is not sufficient cash to satisfy all claims in the same order of priority, then the available cash will be applied pro-rata to all claims in the same priority category, based on the gross amounts owed.
9.Clawback for Breach of Restrictive Covenants. Subject to the provisions of applicable law, if you breach, whether during or after termination of your Service, a nonsolicitation, noncompetition, confidentiality, or other restrictive covenant agreement by which you are bound, then in addition to any other penalties or restrictions that may apply under any such agreement, applicable law, or otherwise, you will forfeit any vested or unvested Matching Awards and any Units received in respect of a Matching Award held by you and the Company may require you to return to the Company any profit you realized from the sale of Units to the Company or the Parent pursuant to Section 6 or Section 7 (i) within the six- month period immediately preceding your termination of Service or (ii) after terminating Service.

10.Tag-Along Right. All Units that were acquired in connection with the vesting of Restricted Equity Units and held by you shall be subject to the tag-along rights set forth in Section 8.3(a) of the Operating Agreement.
11.Drag-Along Right. All Units that were acquired in connection with the vesting of Restricted Equity Units and held by you shall be subject to the drag-along rights set forth in Section 8.3(c) of the Operating Agreement.
12.Lapse of Effectiveness. In the event that the Units shall become Publicly Traded, the provisions of Sections 5(b), 6 and 7 shall cease to apply.
13.No Limitation on Rights of the Company. The grant of the Restricted Equity Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
14.Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor this Agreement are a contract of employment or Service, and no terms of your employment or Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights on you to continue to be employed or remain in Service with the Company, nor will it interfere with any right of the Company or any of its affiliates to discharge you or to deal with you regardless of the existence of the Plan, this Agreement or the Restricted Equity Units.
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15.Participant to Have No Rights as a Member. Before the date as of which you are recorded on the books of the Company as the holder of any Units related to the Restricted Equity Units, you will have no rights as a member of the Company with respect to those Units.
16.Continued Effect of Award Agreement. To the extent that the Plan or this Agreement contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Restricted Equity Unit award have become vested (including, but not limited to, following the date of your termination of Service), this Restricted Equity Unit award and any Units issued in respect of such Restricted Equity Unit award shall continue to be subject to the terms of the Plan and this Agreement
17.Securities Law Requirements.
(a)If at any time the Committee determines that issuing Units would violate applicable securities laws, the Company will not be required to issue such Units. The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short- swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b)In addition the transfer restrictions and limitations applicable under Section 5, no Person who acquires Units under this Agreement may sell the Units, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Units to be sold, or an exemption from the registration requirements of the Securities Act.
18.Notice. Any notice or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:
Insomnia Cookies Holdings, LLC One South Broad Street, Suite 1705 Philadelphia, PA 19701 Attn: Chief Legal Officer
Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 18 by giving such other party written notice of such change, in accordance with the procedures described above.
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19.Successors. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.
20.Governing Law. To the extent not preempted by federal law, this Agreement will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.
21.Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 21.
22.Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control. The Units issued in respect to a vested Matching Award shall also be subject to the terms of the Operating Agreement. To the extent of any inconsistency between the terms of this Agreement and the terms of the Operating Agreement, the terms of this Agreement shall control.

23.Amendment. This Agreement may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.
24.Entire Agreement. This Agreement, together with the Plan and the Operating Agreement, constitute the entire obligation of the parties with respect to the subject matter of this Agreement and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.
25.Section and Other Headings, etc. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
26.Administration. The Committee administers the Plan and this Agreement. Your rights under this Agreement are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.
27.Section 409A. The Restricted Equity Units awarded pursuant to this Agreement are intended to comply with or, in the alternative, be exempt from Section 409A and this
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Agreement shall be shall be construed and interpreted in accordance with such intent. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A. If and to the extent applicable, if you are deemed to be a “specified employee” within the meaning of Section 409A, any payment due hereunder that is deferred compensation subject to Section 409A and payable upon a separation from service shall be delayed until six months and one day following such separation.
28.Counterparts; Facsimile, Digital or Electronic Signatures. This Agreement may be signed in counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement may be transmitted and/or signed by facsimile, digital, or electronic transmission and/or signature. The effectiveness of any such signatures shall have the same force and effect as manually-signed originals and shall be binding on all parties to this Agreement.
29.Data Protection. By accepting the award of Restricted Equity Units, you hereby agree to permit the Company and its affiliates to process personal data and sensitive personal data about you in connection with the Plan. Such data includes, but is not limited to, the information provided hereunder and any changes thereto, other appropriate personal and financial data, and information about your participation in the Plan and the Restricted Equity Units granted to you under the Plan from time to time (collectively, “Personal Data”). You consent to each and any of the Company and its affiliates processing and transferring any Personal Data outside the country in which you work or are employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company and its affiliates, the Committee and the Parent Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Parent Board involves in the administration of the Plan. Each of the Company and its affiliates will take all reasonable measures to keep Personal Data confidential and accurate. You can access and correct their Personal Data by contacting your human resources representative. By accepting participation in the Plan, you agree and acknowledge that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit your ability to participate in the Plan.
[Signature Page Follows]

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INSOMNIA COOKIES HOLDINGS, LLC

By:     Name: Louis Smookler
Title: Chief Legal Officer

PARTICIPANT

By:     Name: Michael J. Tattersfield
[Signature Page to Matching Award Agreement – ]

Appendix A

Irrevocable Proxy Agreement

As a condition to your receiving a Matching Award pursuant to the Insomnia Cookies Holdings, LLC Executive Ownership Plan (the “Plan”), you must execute this Irrevocable Proxy Agreement (the “Agreement”).
By entering into this Agreement, you hereby irrevocably grant a proxy to, and appoint as your proxy and attorney-in-fact (with full power of substitution), the persons from time to time serving as the principal financial officer and as the principal legal officer of Krispy Kreme Doughnut Corporation (the “Designated Officers”), for and in your name, place and stead, to vote or act by unanimous written consent with respect to all Units that you may from time to time hold, including Purchased Units and Units you receive pursuant to the settlement of Restricted Equity Units. You also agree that the Designated Officers may delegate the authority conveyed hereby to vote such Units to such other officer(s), employee(s) or agent(s) of Krispy Kreme Doughnut Corporation or any of its affiliates as the Designated Officers may specify from time to time. In addition, if at any time prior to an Underwritten Offering, Krispy Kreme Doughnut Corporation transfers a controlling interest in the Units to any third party (including Units transferred involuntarily by enforcement of any pledge of Units to secure the obligations of Krispy Kreme Doughnut Corporation) (a “Transferee”), this Irrevocable Proxy shall be deemed assigned to, and granted by you to, such person(s) as the Transferee shall designate from time to time.
You hereby affirm that the proxy set forth in this Agreement is irrevocable. This proxy will continue in effect, and be valid, until the consummation of an Underwritten Offering or the last date otherwise permitted by law. Any term capitalized but not defined in this Agreement will have the meaning set forth in the Plan.

Name: Michael J.Tattersfield Date: